Filed Pursuant to Rule 424(b)(3)
File No. 333-217044

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2017

Preliminary Prospectus Supplement

(To Prospectus dated May 2, 2017)

33,333,334 Ordinary Shares

The selling shareholders named in this prospectus supplement are offering up to 33,333,334 ordinary shares. We will not receive any proceeds from the sale of the shares being sold by the selling shareholders.

Our ordinary shares are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “NOMD”. On September 5, 2017, the closing price of our ordinary shares on the NYSE was $14.92 per ordinary share.

The underwriter has agreed to purchase the ordinary shares from the selling shareholders at a price of $             per share, which will result in $             million of proceeds to the selling shareholders before expenses.

Subject to the sale of all the ordinary shares offered hereunder, the Company intends to repurchase from the selling shareholders $100 million of such shares, at a price per share equal to the price at which the underwriter has agreed to purchase the shares sold in this offering, subject to reduction of such repurchase amount to the extent this offering is oversubscribed. This offering is not conditioned upon the completion of the share repurchase.

Investing in ordinary shares involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our ordinary shares.

	PER SHARE	TOTAL(2)
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling shareholder before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page S-33 of this prospectus supplement for additional information regarding total underwriting compensation. No underwriting discounts or commissions are payable in respect of any ordinary shares being purchased by us.
(2)	The total offering price does not give effect to the price to be paid by us for any ordinary shares being purchased by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about                     , 2017.

Credit Suisse

The date of this prospectus supplement is                     , 2017

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, or in any free writing prospectuses related hereto that we have prepared. Neither we, the selling shareholders nor the underwriter has authorized anyone to provide you with different information and we, the selling shareholders and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling shareholders are not, and the underwriter is not, making an offer to sell or soliciting offers to buy any securities other than the registered securities to which this prospectus supplement and the accompanying prospectus relate, nor are we, the selling shareholders or the underwriter making an offer to sell or soliciting an offer to buy these securities in any state or jurisdiction where an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating hereto is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the ordinary shares and adds to and supplements information contained in the accompanying prospectus and the documents incorporated by reference therein. The second part is the accompanying prospectus, which we refer to as the “accompanying prospectus.” The accompanying prospectus describes more general information regarding our securities, some of which may not apply to the ordinary shares offered hereby. The accompanying prospectus also incorporates by reference documents that are described under “Incorporation by Reference” beginning on page S-38 of this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). If information in this prospectus supplement conflicts with or is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. Neither we, the selling shareholders nor the underwriter has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we, the selling shareholders nor the underwriter is making an offer of any securities other than the registered securities to which this prospectus supplement and the accompanying prospectus relate, nor are we, any selling shareholders or the underwriter making an offer to sell or soliciting an offer to buy ordinary shares in any jurisdiction where an offer or sale is not permitted.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “we,” “our,” “us,” “Nomad,” “the Company” and similar terms refer to Nomad and its subsidiaries. References herein to “Iglo” and “the Iglo Group” refer solely to Iglo and its consolidated subsidiaries which we purchased on June 1, 2015. References herein to “Findus” and “the Findus Group” refer to Findus Sverige AB and its consolidated subsidiaries which we purchased on November 2, 2015. All references in this prospectus to the “Predecessor” refer to Iglo for all periods prior to its acquisition by us and all references to the “Successor” refer to the Company for all periods after the Iglo Acquisition.

Presentation of Financial and Other Information

In June 2015, our Board of Directors approved a change in our fiscal year end from March 31 to December 31 in order to align our fiscal year with the Iglo Group’s historical reporting calendar. As a result of this change, the consolidated financial statements include presentation of the Successor for the year ended March 31, 2015, the year ended December 31, 2016 and the nine month period from April 1, 2015 to December 31, 2015.

Certain numerical figures included or incorporated by reference in this prospectus supplement or prospectus supplement, including financial data presented in billions, millions or thousands and percentages describing market shares, have been subject to rounding adjustments and, as a result, the totals of the data in this prospectus supplement may vary slightly from the actual arithmetic totals of such information.

We present certain supplemental financial measures that are not recognized by IFRS in the financial data included or incorporated by reference in this prospectus supplement. These financial measures are unaudited and have not been prepared in accordance with IFRS, SEC requirements or the accounting standards of any other jurisdiction. The non-IFRS financial measures include Adjusted EBITDA and Adjusted EBITDA margin.

Adjusted EBITDA is EBITDA adjusted to exclude (when they occur) exited markets, trading day impacts, chart of account alignments and exceptional items such as restructuring charges, goodwill and intangible asset impairment charges, the impact of share based payment charges, charges relating to the founders’ preferred shares annual dividends, charges relating to the redemption of warrants and other unusual or non-recurring items. The Company believes Adjusted EBITDA provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.

Adjusted non-IFRS financial measures should be read in conjunction with our historical financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

We believe our non-IFRS financial measures provide an important additional measure with which to monitor and evaluate the Company’s ongoing financial results, as well as to reflect its acquisitions. Our calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. The non-IFRS financial measures presented herein is based upon certain assumptions that we believe to be reasonable and is presented for informational purposes only and is not necessarily indicative of any anticipated financial position or future results of operations that the Company will experience. You should not consider the Company’s non-IFRS financial measures an alternative or substitute for the Company’s reported results and are cautioned not to place undue reliance on these results and information as they may not be representative of our actual or future results as a Company.

Please see on pages S-15-S-16, the non-IFRS reconciliation tables for an explanation and reconciliation of the Adjusted financial information to the most directly comparable IFRS measure.

Market and Industry Data

The data included or incorporated by reference in this prospectus supplement regarding our business and the market in which we operate and compete, including certain market data and certain economic and industry data and forecasts, were obtained from internal surveys, market research and governmental and other publicly available information, independent industry publications and reports prepared by industry consultants that we believe to be reliable. Certain market share information and other statements presented and incorporated by reference herein regarding our position relative to our competitors with respect to the manufacturing or distribution of particular products are based on statistical data or information obtained from independent third parties that we believe to be reliable, including Euromonitor, Kantar Worldpanel, AC Nielsen and IRI and other sources, as well as on our knowledge of our markets and industry, our own investigation into market conditions and our calculations based on such information. For internal analyses, we use different data providers for our assessment of market share. We use Euromonitor data because the data it collects covers a wider range of the food market and we believe consequently gives a more consistent and holistic view of market size and growth data. We have also based our estimates on information obtained from our customers, trade and business organizations and associations and other contacts in our industries. In addition, some of the information herein has been extrapolated from such market data or reports using our experience and internal estimates. Furthermore, we operate in a number of different markets and it is difficult to obtain precise or current industry and market information, which makes the available industry and market information incomplete or non-comparable. In those cases where there was no readily available or reliable external information to validate market-related analyses or estimates or the data conflicted with other data or was non-comparable or internally inconsistent, statements regarding the industries in which we operate and our position in these industries are based solely on our experience, studies and estimates and our own investigation of market conditions.

Market share data presented is measured by retail sales value. The frozen food market data we refer to includes the following categories: frozen processed meat, frozen processed seafood, frozen meat substitutes, frozen pizza, frozen ready meals, frozen noodles, frozen soup, frozen baked goods and processed frozen vegetables.

Although we believe that our sources are reliable, and we accept responsibility for having correctly reproduced information obtained from industry publications or public sources, you should keep in mind that we have not independently verified information we have obtained from industry and other third-party sources and that information from our internal surveys and management estimates has not been verified by any independent sources. In addition, while we are not aware of any misstatements regarding the industry or similar data presented herein, such data involve risks and uncertainties and are subject to change based on various factors. We cannot assure you that any of the assumptions underlying these statements are accurate or correctly reflect our competitive position or those of the other market participants in the industry. In addition, none of Euromonitor, Kantar Worldpanel, AC Nielsen, IRI or any other sources has assumed responsibility for any of the information included in this prospectus supplement or accompanying prospectus. As a result, we cannot make any representation or warranty as to the accuracy or completeness of this information.

Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Where we have found information from different sources to be conflicting, we have used the information that we believe to be the most accurate and prepared on a basis consistent with the other sources we have used.

As used herein, the term “kilotonne” refers to 1,000,000 kilograms.

Exchange Rate Information

The tables below set forth, for the periods and dates indicated, the high, low, average and period end Bloomberg Generic Composite Rate, expressed in U.S. dollars per €1.00. The below rates may differ from the actual rates used in the preparation of our consolidated financial statements and the other financial information appearing in this prospectus supplement and accompanying prospectus. No representation is made that euros could have been, or could be, converted into U.S. dollars at these rates or at any other rate.

	Period End	Average(1)	High	Low
2012	1.3216	1.2911	1.3487	1.2043
2013	1.3743	1.3300	1.3895	1.2745
2014	1.2098	1.3207	1.3994	1.2096
2015	1.0862	1.1032	1.2109	1.0462
2016	1.0517	1.1036	1.1618	1.0352

(1)	The average of the exchange rates on the last business day of each month during the relevant period.

2017	Period End	Average(1)	High	Low
March	1.0652	1.0687	1.0906	1.0495
April	1.0728	1.0658	1.0778	1.0570
May	1.1186	1.1048	1.1269	1.0839
June	1.1440	1.1229	1.1447	1.1119
July	1.1751	1.1516	1.1778	1.1312
August	1.1884	1.1814	1.2071	1.1662
September (through September 4, 2017)	1.1897	1.1880	1.1980	1.1849

(1)	The average of the exchange rates on the last business day of each month during the relevant period.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our industry, markets, strategy, future operations, industry forecasts, expected investments and target levels of leverage and indebtedness. Forward-looking statements provide our current expectations, intentions or forecasts of future events. Forward-looking statements include statements about expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not statements of historical fact. Words or phrases such as “anticipate”, “believe”, “continue”, “ongoing”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “target”, “seek”, “should”, “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements included in this prospectus supplement and the accompanying prospectus include statements regarding:

•	our beliefs regarding our ability and intent to profitably grow our business through our strategic initiatives;

•	our beliefs regarding our ability to expand within addressable markets, our intent to seek additional acquisition opportunities in food categories and geographic markets and our expectation regarding competition for acquisitions;

•	our beliefs regarding our competitive strengths and ability to successfully compete in the markets in which we participate;

•	our expectations regarding our levels of synergy generation;

•	our expectations concerning consumer demand for our products, our future growth opportunities, market share and sales channels;

•	our expectations regarding our consolidation of operations in connection with the closure of our factory and pea processing operations in Bjuv, Sweden;

•	our future operating and financial performance;

•	our intent to settle any founder preferred shares annual dividend amount with equity;

•	our belief that we have sufficient spare capacity to accommodate future growth in our main product categories and to accommodate the seasonal nature of some of our products;

•	our intent to rely on some of the available foreign private issuer exemptions to the NYSE corporate governance rules;

•	the accuracy of our estimates and key judgments regarding certain tax matters and accounting valuations; and

•	our belief regarding our ability to comply with environmental, health and other applicable regulatory matters.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in our forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus supplement and in the section entitled “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 incorporated by reference herein. We note these factors as permitted by the Private Securities Litigation Reform Act of 1995. For example, factors that could cause our actual results to vary from projected future results include, but are not limited to:

•	the anticipated benefits from the acquisition of Findus Sverige AB and its subsidiaries (the “Findus Acquisition”) may take longer to realize and may cost more to achieve than expected;

•	the loss of any of our major customers or a decrease in demand for our products;

•	our ability to effectively compete in our markets and integrate future acquisitions;

•	changes in consumer preferences and our failure to anticipate and respond to such changes or to successfully develop and renovate products;

•	our ability to protect our brand names and trademarks;

•	economic conditions that may affect our future performance including exchange rate fluctuations;

•	fluctuations in the availability of food ingredients and packaging materials that we use in our products;

•	increases in operating costs, including labor costs, and our ability to manage our cost structure;

•	the effects of reputational damage from unsafe or poor quality food products, particularly if such issues involve products we manufactured or distributed;

•	our failure to comply with, and liabilities related to, environmental, health and safety laws and regulations;

•	changes in applicable laws or regulations;

•	disruptions in our information technology systems, supply network, manufacturing and distribution facilities or our workforce or the workforce of our suppliers;

•	the loss of any of our executive officers or members of our senior management team or other key employees;

•	the incurrence of liabilities not covered by our insurance;

•	the loss of our foreign private issuer status;

•	our leverage, which may make it difficult to operate our businesses;

•	other factors discussed in “Risk Factors” in this prospectus supplement and under the headings “Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 incorporated by reference herein, as such factors may be updated from time to time in the other documents and reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

Accordingly, prospective investors should not rely on these forward-looking statements, which speak only as of the date of this prospectus supplement or as otherwise indicated. We do not have any obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of such forward-looking statement or to reflect the occurrence of unanticipated events.

In addition, from time to time we and our representatives, acting in respect of information provided by us, have made or may make forward-looking statements orally or in writing. These forward-looking statements may be included in, but are not limited to, press releases (including on our website), reports to our security holders and other communications. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. We undertake no obligation, and do not intend, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks described in the “Risk Factors” section of this prospectus supplement and accompanying prospectus are not exhaustive. Other sections of this prospectus supplement and accompanying prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for us to predict all such risks; nor can we assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Given these risks and uncertainties, prospective investors should not place undue reliance on forward-looking statements as a prediction of actual results.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before investing in our ordinary shares, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the matters discussed under the caption “Risk Factors” and the detailed information that is incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 (including without limitation the “Risk Factors” section included in such Form 20-F).

Our Company

We are the leading branded frozen food player in Western Europe with a portfolio of best-in-class food brands within the frozen category, including fish, vegetables, poultry and meals. With the acquisitions of the Iglo Group and the continental European businesses of the Findus Group, we emerged as a leading player in the fragmented global frozen food sector with 13.8% of the overall Western Europe frozen food market for 2016. We maintain the number one position in ten European geographies, namely the UK, Italy, Germany, Sweden, France, Austria, Spain, Belgium, Portugal, and Hungary. Our top five markets collectively—UK, Italy, Germany, Sweden and France—represented approximately 72% of the total Western European frozen food markets (in terms of retail sales value).

We are headquartered in the UK and have operations across 17 countries as of December 31, 2016. For the year ended December 31, 2016, we generated €1.9 billion in revenue (76% of which was generated from our five top markets), €36.4 million of reported profit (with a reported profit margin of 1.9%), and €324.9 million of Adjusted EBITDA (with an Adjusted EBITDA margin of 16.9%). For the six months ended June 30, 2017, we generated €1.0 billion in revenue, €67.3 million of reported profit (with a reported profit margin of 6.8%), and €168 million of Adjusted EBITDA (with an Adjusted EBITDA margin of 17%).

Our ordinary shares are listed on the NYSE and our market capitalization was approximately $2.6 billion as of September 4, 2017.

Our Brands

Our brands are household names with long histories and strong local brand heritage in each of their respective European markets. The Birds Eye brand was established in 1922 and is primarily marketed in the UK and Ireland. Findus, which is marketed in Italy, France, Spain and Scandinavia, was formed in Italy in 1941 and has a rich brand following in each of its respective geographies. Iglo, founded in 1956, has a long-standing history in Germany and the other continental European markets in which it operates. Finally, La Cocinera has allowed us to establish ourselves in Spain through a brand that was founded in 1962.

Our Products

Under these brands, Nomad manufacturers and markets the following frozen food products:

•	Fish: includes frozen fish products such as fish fingers, coated fish and natural fish. These products were the largest contributor to our revenues in 2016.

•	Vegetables: includes ready to eat vegetable products such as peas and spinach.

•	Meals: includes ready to cook noodles, pasta, lasagne, pancakes and other ready-made meals under the Iglo, Findus Italy and La Cocinera brand names.

•	Poultry: includes frozen poultry and meat products such as nuggets, grills and burgers.

•	Others: includes a variety of other offerings such as soups, pizza and bakery goods.

The charts below show our revenue by product category and revenue by geography, each for the year ended December 31, 2016:

Revenue by Category	Revenue by Geography
Sales by Category (FY 2016)	Sales by Geography (FY 2016)

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our ongoing success:

Large, stable and resilient European frozen food market.

We operate in the European frozen food market with an estimated market size of approximately €25 billion in 2016. The European frozen food market has demonstrated long term stability and has experienced growth over the last five years despite a negative macro-economic environment in Europe.

Market leader with solid European platform and strong acquisition opportunities.

As the leading branded frozen food producer in Western Europe based on net sales value, we benefit from economies of scale and have developed a strong platform for our products throughout Europe, resulting in leadership positions in ten geographies and a 13.8% market share of the total Western European frozen food market. We benefit from longstanding relationships with our customers which provide access to our diversified distribution channels, including supermarkets, discount retailers, the foodservice channel and other food retailers that sell directly to consumers. We benefit from a diverse category and geographic mix and believe our strong existing platforms facilitate our expansion within a large addressable market and provide a broad set of potential acquisition targets in various food categories and geographic markets.

Effective brand equity strategy to leverage and expand well-known brands.

Our brands are well-established household names with long histories and local heritage in their respective markets. We possess several iconic brand assets and focus on our local hero platforms that are designed to leverage these iconic assets such as “Captain”. Each of the Birds Eye, Iglo and Findus brands hold the leading position in terms of spontaneous brand awareness in several European markets. Our leading brand recognition and broad product offering are key drivers of consumer trust enhancing demand for our products.

Optimized sourcing through established platform and diversified supplier base.

We operate an efficient and centralized procurement and supply chain function which is closely aligned with our geographic footprint, allowing us to optimize our supply arrangements and reduce distribution costs. We source our products globally from a diverse supplier base and, as a result, are not dependent on any one supplier. Our relationships with diverse suppliers enable us to safeguard the security of our supply and raw materials as well as enhance the quality and sustainability of such materials, while also delivering competitive pricing and limiting exposure to geographic risk and adverse currency movements.

Strategic and geographically diversified manufacturing facilities.

We own and operate an efficient network of nine manufacturing facilities with low capital expenditure requirements, all of which are located near the major markets we serve, providing for a balance between manufacturing and logistics costs and allowing for high levels of customer service. These facilities produce approximately 400 kilotonnes of frozen product per year and have what we believe to be sufficient spare capacity to accommodate future growth in our main product categories.

Commitment to innovation and research and development.

We focus our efforts on renovation of core products and our investment in market research on our “Must Win Battles” to ensure that the products we launch and re-launch overcome penetration barriers. Currently, our new product development is focused on renovating our core products such as our introduction of the gluten-free fish fingers and our “crispier crumb”. In order to ensure the development and introduction of products that fit these criteria, we have implemented a structured process through which we take new products from idea generation, through concept screening, concept/products laboratories and early volume sizing, to final validation.

Material synergy generation with achieved synergies on-track to outperform initial target.

We have demonstrated an ability to exceed our synergy targets, as illustrated in the acquisition of Findus Italy in 2010 and as most recently illustrated in the Findus Acquisition, which we believe will deliver synergies of €43 million to €48 million in 2018. As of the end of 2016, we have already delivered €12 million of annualized synergies in connection with the Findus Acquisition, and are on track to exceed the initial annualized target of €25 million.

Experienced management team and Board with a proven track record.

Our management team has extensive experience in the food industry and other fast moving consumer goods markets and has worked with leading multinational consumer goods companies globally. Our management team is complemented by an experienced Board of Directors, and collectively, they have a proven track record of successfully acquiring, integrating and managing consumer businesses. We believe our management team and Board of Directors’ collective industry knowledge, coupled with our track record of achieving growth and responding to challenging market conditions, will enable us to continue to generate profitable growth.

Our Strategy

Since the Findus Acquisition, we have developed and made significant progress in implementing the following strategic initiatives:

Build an integrated group of best-in-class food companies and brands within existing and related food categories and expand our geographic footprint through strategic acquisitions.

Our goal is to transform our company into an integrated best-in-class, global manufacturer, marketer and distributor of food products, within and outside of the frozen food category and the broader food sector. We believe there are significant growth opportunities in the European and North American markets and that the acquisition of Iglo Foods Holding Ltd (the “Iglo Acquisition”) and the Findus Acquisition provide a strong platform on which to grow our business and expand and enhance our market share in the food industry in key geographic markets.

Focus on “Must Win Battles” to stabilize revenue and as a foundation for long-term growth.

We recently implemented our strategy to focus our resources (including advertising and promotion) to our “Must Win Battles” which are our most scalable sub-categories. We call these our “Must Win Battles” because we believe these products will accelerate growth, lead to margin expansion and improve our return on investment.

Examples of “Must Win Battles” include fish fingers (which was re-launched across a number of markets in the second half of 2016), spinach (launched in Germany, Austria and The Netherlands in the second quarter of 2016) and meals in The Netherlands. The “Must Win Battles” are centered on creating distinctive brands through leveraging iconic brand assets, innovating and renovating to break penetration barriers and executing in-store initiatives such as ensuring the right product assortment, display strategies and promotional efficiency.

Leverage our acquisition expertise, strong management team and access to capital to identify and evaluate attractive growth opportunities.

Our founders and CEO have significant experience and expertise, and have been highly successful, in identifying, acquiring and integrating value-added businesses. Our progress in integrating the Findus Group reflects our ability to swiftly integrate businesses, enhance profitability and deliver planned synergies. We believe that this expertise, our access to capital and the deep industry knowledge of our management team will position us to acquire related and complementary food businesses that can enhance our market position, create synergies and fully leverage our existing marketing, manufacturing and supply chain capabilities, which we believe will allow us to deliver sustained profitable growth and maximize shareholder value.

Align our business with consumer preferences.

Our goal is to create and acquire food businesses and brands that strongly align with consumer needs and preferences that have high growth and margin potential and that leverage our existing portfolio of brands. For example, in order to fully leverage the value of our Findus brand which we owned in Italy, we acquired the Findus brand in its respective markets (excluding Switzerland). We believe the Findus Acquisition will allow us to consolidate and expand this well-known and highly regarded brand and to maximize the returns on our portfolio of products.

Generate strong margins and cash flow through cost and capital efficiency and disciplined working capital management.

Our strong brand support allows us price flexibility which, together with our ability to achieve cost efficiency throughout our supply chain, contributed to strong EBITDA margins in 2016. Additionally, we have consistently generated strong and resilient cash flows over the last several years due to low capital expenditure requirements, and strong working capital management.

Our History

We were incorporated with limited liability in the British Virgin Islands under the BVI Business Companies Act 2004, as amended (the “BVI Companies Act”), on April 1, 2014 under the name Nomad Holdings Limited by our founders and their affiliates. We were formed to undertake an acquisition of a target company or business. On April 15, 2014 we completed our initial public offering raising gross proceeds of $500 million and were listed on the London Stock Exchange. On June 1, 2015, we consummated our initial acquisition by purchasing Nomad Foods Europe Holdings Limited (formerly Iglo Foods Holdings Limited), a leading frozen food company in Europe, for €2.6 billion, and subsequently changed our name to Nomad Foods Limited.

The Iglo Group traces its roots back to the 1920s when Clarence Birdseye patented the Birds Eye Plate Froster for freezing fish. After the acquisition of the Birds Eye patents by General Foods in the 1930s, the Birds Eye brand was launched. In the 1940s, Unilever acquired the rights to the Birds Eye brand throughout the world, except for the United States, and in the 1950s Birds Eye became 100% Unilever owned. The Iglo brand was launched in Belgium in 1956 and was introduced by Unilever in Germany in 1961. In the 1960s, Unilever acquired the Findus brand in Italy and San Marino. In 2006, the Permira Funds acquired the Birds Eye and Iglo brands and frozen foods businesses from Unilever, which, at the time, retained the Italian frozen food business under the Findus brand.

Following the buyout, the Iglo Group refocused its business on its main product categories, initiated improvements in its supply chain and implemented cost savings. In October 2010, the Iglo Group acquired C.S.I. Compagnia Surgelati Italiana S.p.A., the owner of the Findus brand in Italy and San Marino, from Unilever.

On November 2, 2015, we purchased the Findus Group which comprises the continental European businesses of the Findus Parent in Sweden, Norway, Finland, Denmark, France, Spain and Belgium relating to the Findus, Lutosa (license for use until 2020) and La Cocinera brands for approximately £500 million, consisting of £415 million in cash and 8,378,380 ordinary shares. This transaction allowed us to unify the Findus brand (excluding Switzerland), and together with the strong Iglo platform, further our efforts to drive innovation, introduce new meal options, and conduct marketing initiatives aimed at bringing more consumers across Europe to the frozen foods aisles. In addition, the geographic footprint of the operations included in the Findus Acquisition complements and extends our footprint throughout Europe.

On January 12, 2016, we transferred our listing from the London Stock Exchange to the New York Stock Exchange.

Company Information

Our executive offices are located at No. 1 New Square Bedfont Lakes Business Park, Feltham, Middlesex TW14 8HA. Our website is www.nomadfoods.com. Please note that our Internet website address is provided as an inactive textual reference only. Information on our website does not constitute part of this prospectus supplement and is not incorporated by reference herein.

The Offering

Ordinary shares offered by the selling shareholders	Up to 33,333,334 shares

Ordinary shares outstanding after this offering	172,355,189 ordinary shares will be outstanding after this offering, assuming the Company does not repurchase any shares from the selling shareholders.

Use of proceeds	We will not receive any proceeds from the sale of ordinary shares in this offering.

Concurrent share repurchase	Subject to the sale of all the ordinary shares offered hereunder, the Company intends to repurchase from the selling shareholders $100 million of such shares, at a price per share equal to the price at which the underwriter has agreed to purchase the shares sold in this offering, subject to reduction of such repurchase amount to the extent this offering is oversubscribed. This offering is not conditioned upon the completion of the share repurchase.

Dividend policy	We have not declared or paid any dividends on our ordinary shares since our inception on April 1, 2014, and have no current plans to pay dividends on our ordinary shares. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. See “Dividend Policy” in this prospectus supplement and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 incorporated by reference herein.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement, and the “Risk Factors” section of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 incorporated by reference herein, for a discussion of factors that you should consider carefully before deciding to invest in our ordinary shares, as such factors may be updated from time to time in the other documents and reports that we file with the SEC that are incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

New York Stock Exchange symbol	“NOMD”

Unless otherwise indicated, the number of ordinary shares outstanding after this offering assumes the repurchase of $100 million of our ordinary shares by us and excludes:

•	125,000 ordinary shares issuable upon the exercise of options to purchase shares with an exercise price of $11.50 per share;

•	1,500,000 ordinary shares issuable upon the conversion of our founder preferred shares;

•	5,212,000 performance stock units; and

•	an aggregate of approximately 11,954,010 shares reserved for future issuance under our share-based compensation plans.

Summary Financial Information

The tables below present our summary historical consolidated financial information and other data for the periods presented, which should be read in conjunction with our audited consolidated financial statements incorporated by reference herein.

The statement of income data and the statement of cash flow data for the year ended December 31, 2016, the nine months ended December 31, 2015, the year ended March 31, 2015, the five months ended May 31, 2015 and the year ended December 31, 2014 and the balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements incorporated by reference herein.

The statement of income data and the statement of cash flow data for the six months ended June 30, 2017 and June 30, 2016 and the balance sheet data as of June 30, 2017 have been derived from our unaudited interim financial statements incorporated by reference herein.

In June 2015, the Company’s Board of Directors approved a change in the Company’s fiscal year end from March 31 to December 31 in order to align the Company’s fiscal year with the Iglo Group’s historical reporting calendar. As a result of this change, the consolidated financial statements include presentation of the Successor for the year ended March 31, 2015, the year ended December 31, 2016 and the nine month period ended December 31, 2015.

We present certain supplemental financial measures that are not recognized by IFRS in the financial data included or incorporated by reference in this prospectus supplement. These financial measures are unaudited and have not been prepared in accordance with IFRS, SEC requirements or the accounting standards of any other jurisdiction. The non-IFRS financial measures include Adjusted EBITDA and Adjusted EBITDA margin.

Adjusted EBITDA is EBITDA adjusted to exclude (when they occur) exited markets, trading day impacts, chart of account alignments and exceptional items such as restructuring charges, goodwill and intangible asset impairment charges, the impact of share based payment charges, charges relating to the Founders Preferred Shares Annual Dividend Amount, charges relating to the redemption of warrants and other unusual or non-recurring items. The Company believes Adjusted EBITDA provides important comparability of underlying operating results, allowing investors and management to assess operating performance on a consistent basis.

Adjusted non-IFRS financial measures should be read in conjunction with our historical financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

We believe our non-IFRS financial measures provide an important additional measure with which to monitor and evaluate the Company’s ongoing financial results, as well as to reflect its acquisitions. Our calculation of these financial measures may be different from the calculations used by other companies and comparability may therefore be limited. The non-IFRS financial measures presented herein is based upon certain assumptions that we believe to be reasonable and is presented for informational purposes only and is not necessarily indicative of any anticipated financial position or future results of operations that the Company will experience. You should not consider the Company’s non-IFRS financial measures an alternative or substitute for the Company’s reported results and are cautioned not to place undue reliance on these results and information as they may not be representative of our actual or future results as a Company.

Please see on pages S-15-S-16, the non-IFRS reconciliation tables for an explanation and reconciliation of the Adjusted financial information to the most directly comparable IFRS measure.

Certain numerical figures set out in this prospectus supplement, including financial data presented in billions, millions or thousands and percentages describing market shares, have been subject to rounding adjustments and, as a result, the totals of the data in this prospectus supplement may vary slightly from the actual arithmetic totals of such information.

In making an investment decision, you must rely upon your own examination of the terms of the offering and the financial information contained in this prospectus supplement and the accompanying prospectus.

The following tables set forth summary historical consolidated financial and other data for the Company and the Predecessor for the periods presented. The following tables should also be read in conjunction with the information contained in “Presentation of Financial, Market and Other Information”, “Use of Proceeds,” and “Capitalization” included elsewhere herein and our, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 20-F for the year ended December 31, 2016 and our consolidated financial statements and related notes incorporated by referenced herein.

Consolidated Financial Statements of Profit or Loss

	Predecessor	Predecessor	Successor	Successor	Successor	Successor	Successor
(€ in millions)	Year ended Dec 31 2014	Five months ended May 31 2015	Year ended Mar 31 2015	Nine months ended Dec 31 2015	Year ended Dec 31 2016	Six months ended June 30, 2016	Six months ended June 30, 2017
Revenue	1,500.9	640.3	—	894.2	1,927.7	1,003.0	989.4
Cost of sales	(970.9)	(417.9)	—	(663.0)	(1,356.7)	(695.9)	(689.0)
Other operating expenses	(254.2)	(109.5)	(0.7)	(138.6)	(298.4)	(154.8)	(156.2)
Operating profit/(loss)	222.9	28.6	(167.6)	(314.1)	138.1	74.1	132.8
Net finance (costs)/income	(290.2)	(115.7)	0.1	(35.5)	(62.1)	(23.6)	(48.4)
(Loss)/profit before tax	(67.3)	(87.1)	(167.5)	(349.6)	76.0	50.5	84.4
Taxation	(41.8)	(40.9)	—	12.3	(39.6)	(15.6)	(17.1)

(Loss)/profit for the period attributable to Parent Company	(109.1)	(128.0)	(167.5)	(337.3)	36.4	34.9	67.3

Consolidated Financial Statements of Financial Position

	Successor	Successor	Successor
(€ in millions)	Dec 31, 2015	Dec 31, 2016	June 30, 2017
Non-current assets	3,785.2	3,835.7	3,843.9
Cash and cash equivalents	618.7	329.5	300.5
Other current assets	525.8	544.3	514.0

Total assets	4,929.7	4,709.5	4,658.4
Current liabilities	1,040.7	753.1	744.3
Non-current liabilities	2,000.9	2,053.9	2,045.7
Total liabilities	3,041.6	2,807.0	2,790.0

Total equity	1,888.1	1,902.5	1,868.4

Consolidated Cash Flow Statement

	Predecessor	Predecessor	Successor	Successor	Successor	Successor
(€ in millions)	Year ended Dec 31 2014	Five months ended May 31 2015	Year ended Mar 31 2015	Nine months ended Dec 31 2015	Year ended Dec 31 2016	Six Months ended June 30, 2017
Net cash from/(used in) operating activities	267.4	78.7	(0.5)	48.0	282.1	138.3
Net cash (used in)/generated from investing activities	(26.3)	(6.3)	295.6	(959.8)	(50.4)	(19.3)
Net cash (used in)/generated by financing activities	(344.2)	(29.4)	353.5	952.5	(67.7)	(132.9)
Net (decrease)/increase in cash and cash equivalents	(103.1)	43.0	57.4	40.7	164.0	(13.9)
Cash and cash equivalents at end of period	219.2	268.4	126.8	186.1	329.5	300.5

Non-IFRS Financial Information

Adjusted EBITDA/Margin—Twelve months ended December 31, 2016

Please find below a reconciliation from profit before taxes for the twelve months ended December 31, 2016 to Adjusted EBITDA for the same period and the related Adjusted EBITDA margin.

€ in millions	As reported for the year ended December 31, 2016
Profit for the period	36.4
Taxation	39.6
Net financing costs	62.1
Depreciation	43.3
Amortization	7.8

EBITDA	189.2
Exceptional items:
Costs related to transactions	4.8	(a)
Costs related to management incentive plans	1.9	(b)
Investigation of strategic opportunities and other items	8.8	(c)
Cisterna fire net income	(4.3	)(d)
Supply chain reconfiguration	84.3	(e)
Other restructuring costs	(1.0	)(f)
Integration costs	29.6	(g)
Remeasurement of indemnification assets	10.4	(h)
Other Adjustments:
Share based payment charge	1.2	(i)

Adjusted EBITDA(j)	324.9

(a)	Elimination of costs incurred in relation to completed and potential acquisitions and one-off compliance costs incurred as a result of listing on the New York Stock Exchange.
(b)	Adjustment to eliminate long term management incentive scheme costs from prior ownership.
(c)	Elimination of costs incurred in relation to investigation of strategic opportunities for the combined group following acquisition by the Company and other items considered non-recurring.

(d)	Elimination of net insurance income offset by incremental operational costs incurred as a result of a fire in August 2014 in the Iglo Group’s Italian production facility which produces Findus branded stock for sale in Italy.
(e)	Elimination of supply chain reconfiguration costs, namely the closure of the Bjuv factory.
(f)	Elimination of a credit on release of provisions for restructuring activities associated with operating locations.
(g)	Elimination of costs recognized by Nomad relating to the integration of the Findus Group.
(h)	Adjustment to reflect the remeasurement of the indemnification assets recognized on the acquisition of the Findus Group, which is capped at the value of shares held in escrow at the share price as at December 31, 2016.
(i)	Elimination of share payment charge relating to the Nomad 2015 long term incentive plan and annual non-executive directors restricted stock awards.
(j)	Adjusted EBITDA margin of 16.9% for the twelve months ended December 31, 2016 is calculated by dividing Adjusted EBITDA by revenue of €1,927.7 million.

Adjusted EBITDA/Margin—Six months ended June 30, 2017

Please find below a reconciliation from profit before taxes for the six months ended June 30, 2017 to Adjusted EBITDA for the same period and the related Adjusted EBITDA margin.

€ in millions	As reported for the six months ended June 30, 2017
Profit for the period	67.3
Taxation	17.1
Net financing costs	48.4
Depreciation	18.0
Amortization	3.8

EBITDA	154.6
Exceptional items:
Costs related to transactions	2.5	(a)
Investigation and implementation of strategic opportunities and other items	11.5	(b)
Findus Group integration costs	5.7	(c)
Remeasurement of indemnification assets	(8.3	)(d)
Other Adjustments:
Share based payment charge	2.1	(e)

Adjusted EBITDA(f)	168.1

(a)	Elimination of costs incurred in relation to completed and potential acquisitions and one-off compliance costs incurred as a result of listing on the New York Stock Exchange.
(b)	Elimination of costs incurred in relation to investigation and implementation of strategic opportunities and other items considered non-recurring for the combined group following acquisitions by the Company. These costs include commercial reorganization of the combined businesses and settlements of pre-existing tax audits.
(c)	Elimination of non-recurring costs related to the integration of the Findus Group, primarily relating to the rollout of the Nomad ERP system.
(d)

Adjustment to reflect the remeasurement of the indemnification assets recognized on the acquisition of the Findus Group, which is capped at the value of shares held in escrow at the share price as at June 30, 2017. Offsetting are the release of indemnification assets associated with final settlement of indemnity claims against an affiliate of Permira Advisors LLP, which are legacy tax matters that predate the Company’s acquisition of Iglo Group in 2015.
(e)	Elimination of share based payment charge.
(f)	Adjusted EBITDA margin 17.0% for the six months ended June 30, 2017 is calculated by dividing Adjusted EBITDA by revenue of €989.4 million.

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. Before investing in our ordinary shares you should carefully consider the other information included in this prospectus supplement and accompanying prospectus and the risk factors and other information incorporated herein by reference to our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, or any updates in our reports on Form 6-K, including the “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, and our financial statements and related notes contained therein. Any of the risks incorporated by reference could materially and adversely affect our business, financial condition or results of operations. In such a case, the trading price of the ordinary shares could decline and you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our ordinary shares in this offering. All of the ordinary shares offered by the selling shareholders pursuant to this prospectus supplement will be sold by the selling shareholders for their own account. Pursuant to the Registration Rights Agreement (as defined herein), we will pay certain registration expenses of the selling shareholders.

MARKET PRICE OF OUR ORDINARY SHARES

Our ordinary shares are currently listed for trading on the NYSE under the symbol “NOMD.” Our ordinary shares began trading on the London Stock Exchange (the “LSE”) on April 15, 2014 and were traded on the LSE until April 20, 2015 when trading was halted through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition. On January 12, 2016, the Company transferred its listing from the LSE to the NYSE. The following table sets forth the high and low reported sale prices of our ordinary shares as reported on the LSE and NYSSE for the periods indicated.

	High	Low
Annual
2016 (January 5, 2016 – December 31, 2016)	$13.40	$6.40
2015 (April 1, 2015 – December 31, 2015)(2)	$23.11	$10.28
2014 (April 15, 2014 – March 31, 2015)	$11.75	$9.75

Quarterly
2016
Fourth Quarter (October 1, 2016 – December 31, 2016)	$12.97	$9.00
Third Quarter (July 1, 2016 – September 30, 2016)	$12.39	$7.95
Second Quarter (April 1, 2016 – June 30, 2016)	$10.43	$7.85
First Quarter (January 5, 2016 – March 31, 2016)(1)	$13.40	$6.40

2015
Third Quarter (October 1, 2015 – December 31, 2015)	$17.40	$11.00
Second Quarter (July 1, 2015 – September 30, 2015)	$23.11	$15.50
First Quarter (April 1, 2015 – June 30, 2015) (2)	$22.10	$10.28

Most Recent Six Months
2017
September (through September 4, 2017)	$15.28	$14.84
August	$15.37	$13.73
July	$14.72	$13.54
June	$14.72	$13.62
May	$14.40	$11.33
April	$11.80	$10.77
March	$12.00	$10.40

(1)	Issued trading on our ordinary shares began on the NYSE on January 5, 2016.
(2)	Trading in our ordinary shares was suspended on the LSE from April 20, 2015 through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition.

On September 5, 2017, the closing price of our ordinary shares on the NYSE was $14.92. Computershare Trust Company, N.A. is the transfer agent and registrar for our ordinary shares. As of May 5, 2017, approximately 137,457,662 ordinary shares, representing approximately 74.87% of our outstanding ordinary shares, were held by approximately 3,990 United States record holders.

DIVIDEND POLICY

We have not declared or paid any dividends on our ordinary shares since our inception on April 1, 2014, and have no current plans to pay dividends on our ordinary shares. The declaration and payment of future dividends to holders of our ordinary shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. See “Item 3D: Key Information – Risk Factors – Risks Related to our ordinary shares – Dividend payments on our ordinary shares are not expected,” and for a discussion of taxation of any dividends, see “Certain Tax Considerations” in this prospectus supplement and “Item 10E: Additional Information – Taxation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 incorporated by reference herein.

CAPITALIZATION

The following table sets forth the consolidated cash and cash equivalents and capitalization of the Company as of June 30, 2017.

(€ in millions)	As of June 30, 2017
Cash and Cash Equivalents(1)	300.5

Debt
Senior debt and other loans(2)	1,035.0
Senior notes	400.0
Total debt	1,435.0

Equity:
Capital reserve	1,707.4
Founder Preferred Shares Dividend reserve	493.4
Other reserves(3)	82.8
Accumulated deficit	(415.2)
Total equity	1,868.4

Total capitalization	3,303.4

(1)	Cash and cash equivalents includes restricted cash of €0.5 million.
(2)	Senior debt and other loans are shown excluding capitalized deferred borrowing costs of €9.4 million.
(3)	Other reserves are made up of a translation reserve of €81.5 million, a cash flow reserve of €(1.1) million and share based compensation reserve of €2.4 million.

SELLING SHAREHOLDERS

The following table sets forth, the name, the number of ordinary shares beneficially owned as of September 5, 2017, the number of ordinary shares being offered pursuant to this prospectus supplement and the number of ordinary shares that will be beneficially owned immediately after completion of the offering contemplated by this prospectus supplement and the concurrent share repurchase by each of the shareholders selling ordinary shares in this offering.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

	Ordinary Shares Beneficially Owned Prior to this Offering and Concurrent Share Repurchase		Ordinary Shares Offered	Ordinary Shares Beneficially Owned After this Offering and Concurrent Share Repurchase
Name of Selling shareholders	Number	%(1)		Number	%(1)
Pershing Square Funds(2)	33,333,334	19.4%	33,333,334	—	—

(1)	As of August 8, 2017, we had 172,355,189 ordinary shares outstanding, or after giving effect to the offering and the share repurchase, ordinary shares.
(2)	Pershing Square Capital Management, L.P., a Delaware limited partnership (“Pershing Square”), as the investment adviser to Pershing Square, L.P., a Delaware limited partnership (“PSLP”), Pershing Square II, L.P., a Delaware limited partnership (“PSII”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PSINTL”), and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PSLP, PSII and PSINTL, the “Pershing Square Funds”), may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. As the general partner of Pershing Square, PS Management GP, LLC, a Delaware limited liability company (“PS Management”), may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. By virtue of William A. Ackman’s position as the Chief Executive Officer of Pershing Square and managing member of PS Management, William A. Ackman may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. The address of the Pershing Square Funds is c/o Pershing Square Capital Management, L.P., 888 Seventh Avenue, New York, NY 10019.

SHARES ELIGIBLE FOR FUTURE SALE

We cannot predict what effect, if any, market sales of our ordinary shares or the availability of our ordinary shares for sale will have on the market price of our ordinary shares prevailing from time to time. Nevertheless, sales of substantial amounts of ordinary shares, including shares issued upon the exercise of outstanding options or restricted stock units, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our ordinary shares and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

As of August 8, 2017, we had outstanding an aggregate of approximately 172,355,189 ordinary shares. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our “affiliates”, as that term is defined under Rule 144, may be sold only in compliance with the limitations described below. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration, including the exemptions under Rule 144, which we summarize below.

In addition, as of August 8, 2017, there were 125,000 ordinary shares issuable upon the exercise of options to purchase shares with an exercise price of $11.50 per share; 1,500,000 ordinary shares issuable upon the conversion of our founder preferred shares; 5,212,000 performance stock units; and an aggregate of approximately 11,954,010 shares reserved for future issuance under our share-based compensation plans.

Rule 144

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our ordinary shares, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of our ordinary shares then outstanding, which equals approximately 1,723,551 shares as of August 8, 2017; or

•	the average reported weekly trading volume of our ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our ordinary shares after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Registration Rights

On June 1, 2015, we entered into a registration rights agreement with Birds Eye Iglo Limited Partnership Inc., Mariposa Acquisition II, LLC, TOMS Acquisition I LLC, TOMS Capital Investments LLC and with funds managed by Pershing Square, pursuant to which we agreed to file a resale registration statement providing for the resale from time to time by the holders of ordinary shares held by them, use our commercially reasonable efforts to cause the SEC to declare such registration statement effective as soon as practicable after the filing thereof and use our commercially reasonable efforts to cause such registration statement to remain continuously effective. Subject to certain conditions, we may suspend sales of shares under an effective registration statement for a limited period of time. Our obligations with respect to a particular holder shall terminate at the earlier of (a) such time as all of the holders’ ordinary shares have been sold, (b) such time as all of the holder’s ordinary shares have been sold, transferred or otherwise disposed of pursuant to Rule 144 without any volume or manner of sale restrictions and (c) such time as such Holder is not an affiliate of ours and holds ordinary shares which constitute 2% or less of the outstanding ordinary shares. We have agreed to bear most of the costs associated with fulfillment of our obligations under the registration rights agreement and to provide a general indemnity (subject to certain limited exceptions) against the liability of any holder that may arise from sales made pursuant to the terms of the registration rights agreement.

CERTAIN TAX CONSIDERATIONS

U.S. Federal Income Taxation

General

The following discussion is a summary of certain U.S. federal income tax issues relevant to the acquisition, holding and disposition of the ordinary shares. Additional tax issues may exist that are not addressed in this discussion and that could affect the U.S. federal income tax treatment of the acquisition, holding and disposition of the ordinary shares.

This discussion does not address U.S. state, local or non-U.S. income tax consequences and does not address any non-income tax consequences such as estate or gift taxes. The discussion applies, unless indicated otherwise, only to holders of ordinary shares who acquire the ordinary shares as capital assets. It does not address special classes of holders that may be subject to different treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities;

•	persons holding ordinary shares as part of a hedge, straddle, conversion or other integrated transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations;

•	certain U.S. expatriates;

•	persons holding ordinary shares that own or are deemed to own 10 percent or more (by vote or value) of the Company’s voting stock; or

•	non-U.S. Holders that do not use the U.S. Dollar as their functional currency.

This section is based on the Code, its legislative history, existing and proposed regulations, published rulings by the Internal Revenue Service (“IRS”) and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Holders of ordinary shares should consult their own tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of acquiring, holding and disposing of ordinary shares in their particular circumstances.

As used herein, a “U.S. Holder” is a beneficial owner of ordinary shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person”.

This discussion is based upon certain understandings and assumptions with respect to the business, assets and shareholders, including that the Company is not, does not expect to become, nor at any time has been, a controlled foreign corporation as defined in Section 957 of the Code (a “CFC”). The Company believes that it is not and has never been a CFC, and does not expect to become a CFC. In the event that one or more of such understandings and assumptions proves to be inaccurate, the following discussion may not apply and material adverse U.S. federal income tax consequences may result to U.S. Holders.

Passive Foreign Investment Company (“PFIC”) Considerations

The U.S. federal income tax treatment of U.S. Holders will differ depending on whether or not the Company is considered a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

In general, the Company will be considered a PFIC for any taxable year in which: (i) 75 percent or more of its gross income consists of passive income; or (ii) 50 percent or more of the average quarterly market value of its assets in that year are assets (including cash) that produce, or are held for the production of, passive income. For purposes of the above calculations, if the Company, directly or indirectly, owns at least 25 percent by value of the stock of another corporation, then the Company generally would be treated as if it held its proportionate share of the assets of such other corporation and received directly its proportionate share of the income of such other corporation. Passive income generally includes, among other things, dividends, interest, rents, royalties, certain gains from the sale of stock and securities, and certain other investment income.

Based on the anticipated market price of shares in the offering and the current and anticipated composition of the income, assets and operations of the Company and its subsidiaries, the Company believes that it is not a PFIC in the current year and is not likely to be a PFIC in future years. This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the shares and assets, of the Company and its subsidiaries from time to time, and thus there is no assurance that the Company will not be a PFIC in the current year or in future years. If the Company is a PFIC for any taxable year during which a U.S. Holder holds (or, in the case of a lower-tier PFIC, is deemed to hold) its ordinary shares, such U.S. Holder will be subject to significant adverse U.S. federal income tax rules. U.S. Holders should consult their tax advisors on the federal income tax consequences of the Company being treated as a PFIC.

Tax Consequences for U.S. Holders if the Company is not a PFIC

Dividends

In general, subject to the PFIC rules discussed above, a distribution on an ordinary share will constitute a dividend for U.S. federal income tax purposes to the extent that it is made from the Company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, it will be treated as a non-taxable reduction of basis to the extent of the U.S. Holder’s tax basis in the ordinary share on which it is paid, and to the extent it exceeds that basis it will be treated as capital gain. Because the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. For purposes of this discussion, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

The gross amount of any dividend on an ordinary share (which will include the amount of any foreign taxes withheld) generally will be subject to U.S. federal income tax as foreign source dividend income, and will not be eligible for the corporate dividends received deduction.

Subject to certain exceptions for short-term and hedged positions, a dividend that a non-corporate holder receives on an ordinary share will be subject to a maximum federal income tax rate of 20 percent if the dividend is a “qualified dividend” not including the Net Investment Income Tax, described below. A dividend on an ordinary share will be a qualified dividend if (i) either (a) the ordinary shares are readily tradable on an established market in the United States or (b) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the Secretary of the Treasury determines is satisfactory for purposes of these rules and that includes an exchange of information program, and (ii) the Company was not, in the year prior to the year the dividend was paid, and is not, in the year the dividend is paid, a PFIC. Since the ordinary shares are listed on the New York Stock Exchange, the ordinary shares should be treated as readily tradable on an established securities market in the United States. Even if dividends on the ordinary shares would otherwise be eligible for qualified dividend treatment, in order to qualify for the reduced qualified dividend tax rates, a non-corporate holder must hold the ordinary share on which a dividend is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, disregarding for this purpose any period during which the non-corporate holder has an option to sell, is under a contractual obligation to sell or has made (and not closed) a short sale of substantially identical stock or securities, is the grantor of an option to buy substantially identical stock or securities or, pursuant to Treasury regulations, has diminished its risk of loss by holding one or more other positions with respect to substantially similar or related property. In addition, to qualify for the reduced qualified dividend tax rates, the non-corporate holder must not be obligated to make related payments with respect to positions in substantially similar or related property. Payments in lieu of dividends from short sales or other similar transactions will not qualify for the reduced qualified dividend tax rates.

A non-corporate holder that receives an extraordinary dividend eligible for the reduced qualified dividend rates must treat any loss on the sale of the stock as a long-term capital loss to the extent of the dividend. For purposes of determining the amount of a non-corporate holder’s deductible investment interest expense, a dividend is treated as investment income only if the non-corporate holder elects to treat the dividend as not eligible for the reduced qualified dividend tax rates. Special limitations on foreign tax credits with respect to dividends subject to the reduced qualified dividend tax rates apply to reflect the reduced rates of tax.

Non-corporate holders of ordinary shares are urged to consult their own tax advisers regarding the availability of the reduced qualified dividend tax rates with respect to dividends received on the ordinary shares in light of their own particular circumstances.

Capital Gains

Subject to the PFIC rules discussed above, on a sale or other taxable disposition of an ordinary share, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the U.S. Holder’s adjusted basis in the ordinary share and the amount realized on the sale or other disposition, each determined in U.S. Dollars. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other taxable disposition the ordinary share has been held for more than one year. In general, any adjusted net long-term capital gain of an individual is subject to a maximum federal income tax rate of 20 percent, plus the Medicare Contribution Tax of 3.8%, discussed below. Capital gains recognized by corporate U.S. holders generally are subject to U.S. federal income tax at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.

Any gain a U.S. Holder recognizes generally will be U.S. source income for U.S. foreign tax credit purposes, and, subject to certain exceptions, any loss will generally be a U.S. source loss. If a non-U.S. income tax is paid on a sale or other disposition of an ordinary share, the amount realized will include the gross amount of the proceeds of that sale or disposition before deduction of the non-U.S. tax. The generally applicable limitations under U.S. federal income tax law on crediting foreign income taxes may preclude a U.S. Holder from obtaining a foreign tax credit for any non-U.S. tax paid on a sale or other disposition of an ordinary share. The rules relating to the determination of the foreign tax credit are complex, and U.S. holders are urged to consult with their own tax advisers regarding the application of such rules. Alternatively, any non-U.S. income tax paid on the sale or other disposition of an ordinary share may be taken as a deduction against taxable income to the extent such tax is not refundable, provided the U.S. Holder takes a deduction and not a credit for all foreign income taxes paid or accrued in the same taxable year.

Medicare Contribution Tax

Dividends received and capital gains from the sale or other taxable disposition of the ordinary shares recognized by certain non-corporate U.S. Holders with respect to ordinary shares will be includable in computing net investment income of such U.S. Holder for purposes of the 3.8 percent Medicare Contribution Tax.

Tax Consequences for Non-U.S. Holders of Ordinary Shares

Dividends

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on dividends received from the Company with respect to ordinary shares, other than in certain specific circumstances where such income is deemed effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States. If a non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally subject to U.S. federal income tax only if it is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States. A non-U.S. Holder that is subject to U.S. federal income tax on dividend income under the foregoing exception generally will be taxed with respect to such dividend income on a net basis in the same manner as a U.S. Holder unless otherwise provided in an applicable income tax treaty; a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such item at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding with respect to any gain recognized on a sale, exchange or other taxable disposition of ordinary shares unless:

•	Certain circumstances exist under which the gain is treated as effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States; or

•	the non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and meets certain other requirements.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such item on a net basis in the same manner as a U.S. Holder unless otherwise provided in an applicable income tax treaty; a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such item at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty). If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30 percent (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the ordinary shares.

Information Reporting and Backup Withholding and Other Reporting Requirements

Under U.S. federal income tax laws, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation (including IRS Forms 926). Persons who are required to file these information returns and fail to do so may be subject to substantial penalties. Pursuant to Section 1298(f) of the Code, for any year in which the Company is a PFIC, each U.S. Holder will be required to file an information statement, Form 8621, regarding such U.S. Holder’s ownership interest in the Company. U.S. Holders of ordinary shares should consult with their own tax advisers regarding the requirements of filing information returns.

Furthermore, certain U.S. Holders who are individuals and to the extent provided in regulations, certain entities, will be required to report information with respect to such U.S. Holder’s investment in “foreign financial assets” on IRS Form 8938. An interest in the Company constitutes a foreign financial asset for these purposes. Persons who are required to report foreign financial assets and fail to do so may be subject to substantial penalties. Potential shareholders are urged to consult with their own tax advisers regarding the foreign financial asset reporting obligations and their application to an investment in ordinary shares.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S.

Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders generally are not subject to the reporting requirements discussed in the first two paragraphs above, and generally are not subject to information reporting or backup withholding with respect to dividends paid on ordinary shares, or the proceeds from the sale, exchange or other disposition of ordinary shares, provided that each such non-U.S. Holder certifies as to its foreign status on the applicable duly executed IRS Form W-8 or otherwise establishes an exemption.

The Foreign Account Tax Compliance Act (“FATCA”) imposes withholding at a 30 percent rate on payments of interest and dividends and gross proceeds from the disposition of any asset that produces interest or dividends, if such payment is sourced in the United States, to (i) a foreign financial institution (as defined under FATCA) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meet certain other specified requirements or (ii) a non-financial foreign entity (as defined under FATCA) that is treated as the beneficial owner of the payment unless such entity certifies that an exception applies or that it does not have any substantial U.S. owners (generally owners of more than 10 percent of the interests in the entity) or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. Under FATCA, beginning at earliest in 2019, a new U.S. federal income tax withholding regime applies to “passthru payments” made to certain non-U.S. persons. Under current guidance, passthru payments are not specifically defined, and it is therefore not clear whether or to what extent payments on the ordinary shares would be considered passthru payments. The United States has entered into intergovernmental agreements (“IGAs) with the British Virgin Islands and the United Kingdom, which modify the FATCA withholding regime described above. Under the FATCA rules and IGAs, it is not clear whether we would be treated as a financial institution subject to the diligence, reporting and withholding obligations under FTCA or the IGAs. Furthermore, it is not yet clear how the IGAs will address foreign passthru payments.

This summary is for general information only and it is not intended to be, nor should it be construed to be, tax or legal advice to any prospective shareholder. Further, this summary is not intended to constitute a complete analysis of all U.S. federal income tax consequences relating to holders of their acquisition, ownership and disposition of the ordinary shares. Accordingly, prospective holders of ordinary shares should consult their own tax advisers about the U.S. federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of the ordinary shares.

British Virgin Islands Taxation

The Company

We are not subject to any income, withholding or capital gains taxes in the British Virgin Islands. No capital or stamp duties are levied in the British Virgin Islands on the issue, transfer or redemption of ordinary shares.

Shareholders

Shareholders who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the ordinary shares of the Company owned by them and dividends received on such ordinary shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

United Kingdom Taxation

General

The following is a general summary of material UK tax considerations relating to the ownership and disposal of our ordinary shares. The comments set out below are based on current United Kingdom tax law as of the date of this summary, which is subject to change, possibly with retrospective effect. This summary does not constitute legal or tax advice and applies only to shareholders holding our ordinary shares as an investment and who are the beneficial owners thereof, whose ordinary shares are not held through an individual savings account or a self-invested personal pension and who have not acquired their or another person’s ordinary shares by reason of their or another person’s employment. These comments may not apply to certain classes of persons, including dealers in securities, insurance companies and collective investment schemes.

This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular investor. It does not address all of the tax considerations that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under UK tax law. Potential investors should consult their own tax advisers concerning the overall tax consequences of acquiring, holding and disposing of our ordinary shares in their particular circumstances.

The Company

As previously stated, on January 12, 2016, we became centrally managed and controlled in the United Kingdom and therefore became resident in the United Kingdom for UK taxation purposes. Accordingly, since that date, we are subject to UK taxation on our income and gains, except where an exemption applies. Dividend income will generally be exempt from UK corporation tax on income if certain conditions are met.

We may be treated as a dual resident company for UK tax purposes. As a result, our right to claim certain reliefs from UK tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on our right to claim UK tax reliefs.

Shareholders

Sale, Exchange or Other Taxable Disposition of Ordinary Shares

Subject to their individual circumstances, shareholders who are resident in the United Kingdom for UK taxation purposes will potentially be liable to UK taxation, as further explained below, on any gains which accrue to them on a sale or other disposition of their ordinary shares which constitutes a “disposal” for UK taxation purposes.

A shareholder who is not resident in the United Kingdom for UK tax purposes will not generally be subject to UK tax on chargeable gains on a disposal of ordinary shares unless such a shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency or, in the case of a corporate shareholder, a permanent establishment. For shareholders in such circumstances, a gain on a disposal of our ordinary shares may be subject to UK taxation.

An individual shareholder who acquires ordinary shares while UK resident, who temporarily ceases to be UK resident or becomes resident in a territory outside the United Kingdom for the purposes of double taxation relief arrangements, and who disposes of our ordinary shares during that period of temporary non-UK residence, may on his or her return to the United Kingdom be liable to UK capital gains tax on any chargeable gain realized on that disposal.

For an individual shareholder within the charge to capital gains tax, a disposal of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of UK capital gains tax. The rate of capital gains tax is 10% for individuals who are subject to income tax at the basic rate and 20% to the extent that an individual shareholder’s chargeable gains, when aggregated with his or her income chargeable to income tax, exceeds the basic rate band for income tax purposes. However, an individual shareholder is entitled to realize £11,300 of gains (the annual exempt amount) in each tax year without being liable to tax.

For a shareholder within the charge to UK corporation tax, a disposal (or deemed disposal) of ordinary shares may give rise to a chargeable gain or allowable loss for the purposes of UK corporation tax. Corporation tax is charged on chargeable gains at the rate applicable to that company, subject to any available exemption or relief. Indexation allowance may reduce the amount of chargeable gain that is subject to corporation tax (but may not give rise to or increase an allowable loss).

Dividends on Ordinary Shares

No UK tax will be withheld or deducted at source from dividends paid by us on our ordinary shares.

Shareholders who are resident in the United Kingdom for tax purposes may, subject to their individual circumstances, be liable to UK income tax or, as the case may be, UK corporation tax on dividends paid to them by us.

If and to the extent that an individual shareholder who is subject to UK income tax receives dividends in each tax year which, in aggregate, exceed that allowance, the individual will be subject to UK income tax on those dividends at the rate of 7.5% (in the case of basic rate taxpayers), 32.5% (in the case of higher rate taxpayers) and 38.1% (in the case of additional rate taxpayers), and the individual will not be entitled to any tax credit in respect of those dividends. Dividend income is treated as the top slice of the total income chargeable to UK income tax.

Shareholders who are within the charge to UK corporation tax are generally likely to be exempt from corporation tax on dividends they receive from us, provided the dividends fall within an exempt class and certain conditions are met.

Stamp duty/stamp duty reserve tax

(i) Issue of Ordinary Shares

No UK stamp duty or stamp duty reserve tax will be payable on the issue of ordinary shares, subject to the comments in (iii) below.

(ii) Transfers of Ordinary Shares

UK stamp duty will in principle be payable on any instrument of transfer of our ordinary shares that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. An exemption from stamp duty is available on an instrument transferring ordinary shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Shareholders should be aware that, even where an instrument of transfer is in principle subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a UK court. An instrument of transfer need not be stamped in order for the British Virgin Islands register of ordinary shares to be updated, and the register is conclusive proof of legal ownership.

Provided that the ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of us and are not paired with any shares issued by a UK incorporated company, any agreement to transfer ordinary shares will not be subject to UK stamp duty reserve tax. We currently do not intend that any register of our ordinary shares will be maintained in the United Kingdom.

(iii) Ordinary Shares held through clearance services or depositary receipt arrangements

Where ordinary shares are transferred or issued to, or to a nominee or agent for, a person whose business is or includes the provision of clearance services or issuing depositary receipts (but not including CREST), UK stamp duty or stamp duty reserve tax may be payable at a rate of 1.5% (rounded up if necessary, in the case of stamp duty, to the nearest multiple of £5) of the amount or value of the consideration payable for (or, in certain circumstances, the value of) the ordinary shares. This liability for stamp duty or stamp duty reserve tax will be payable by the clearance service or depositary receipt operator or its nominee, as the case may be, but in practice participants in the clearance service or depositary receipt scheme will generally be required to reimburse them for such cost.

Following litigation, H.M. Revenue and Customs has confirmed that it will no longer seek to apply the above 1.5% stamp duty or stamp duty reserve tax charge on the issue of shares into a clearance service or depositary receipt system established in a European Union Member State on the basis that the charge is not compatible with EU law. However, their view is that the 1.5% charge will still apply on the transfer of shares into such a clearance service or depositary receipts system where the transfer is not an integral part of the issue of share capital. There is an exception from the 1.5% charge on the transfer to, or to a nominee or agent for, a clearance service where the clearance service has made and maintained an election under section 97A(1) of the UK Finance Act 1986 which has been approved by HMRC. Accordingly, shareholders should consult their own independent professional advisers before incurring or reimbursing the costs of such a 1.5% stamp duty or stamp duty reserve tax charge.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Credit Suisse Securities (USA) LLC has agreed to purchase, and the selling shareholder has agreed to sell, the number of ordinary shares indicated below:

Name	Number of Shares
Credit Suisse Securities (USA) LLC
Total:

The underwriter is offering the ordinary shares subject to its acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus supplement is subject to the approval of certain legal matters by counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the ordinary shares offered by this prospectus supplement if any such shares are taken.

The underwriter initially proposes to offer part of the ordinary shares of directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $        per share under the public offering price. After the initial offering of the ordinary shares, the offering price and other selling terms may from time to time be varied by the underwriter.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling shareholder. No underwriting discounts or commissions are payable in respect of the shares being purchased by us.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to selling shareholders	$	$

Subject to the sale of all the ordinary shares offered hereunder, the Company intends to repurchase from the selling shareholders $100 million of such shares, at a price per share equal to the price at which the underwriter has agreed to purchase the shares sold in this offering, subject to reduction of such repurchase amount to the extent this offering is oversubscribed. This offering is not conditioned upon the completion of the share repurchase.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $        . We have agreed to reimburse the underwriter for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $35,000.

Our ordinary shares are listed on the New York Stock Exchange under the trading symbol “NOMD”.

In order to facilitate the offering of the ordinary shares, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the ordinary shares. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, ordinary shares in the open market to stabilize the price of the ordinary shares. These activities may raise or maintain the market price of the ordinary shares above independent market levels or prevent or retard a decline in the market price of the ordinary shares. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling shareholders and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, participating in this offering. The underwriter may agree to allocate a number of ordinary shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter that may make Internet distributions on the same basis as other allocations.

The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which it received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriter its respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any ordinary shares stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any ordinary shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of ordinary shares shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase any ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the ordinary shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ordinary shares in, from or otherwise involving the United Kingdom.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”) has been made or will be made with respect to the solicitation of the application for the acquisition of the ordinary shares.

Accordingly, the ordinary shares have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the ordinary shares constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the ordinary shares. The ordinary shares may only be transferred en bloc without subdivision to a single investor.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ordinary shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ordinary shares without disclosure to investors under Chapter 6D of the Corporations Act.

The ordinary shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ordinary shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Canada

The ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non- Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Greenberg Traurig, LLP, as to matters of United States Federal and New York law, and by Carey Olsen, as to matters of British Virgin Islands law. Certain legal matters in connection with the offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the selling shareholders by Sullivan & Cromwell LLP, New York, New York.

EXPERTS – PREDECESSOR AND SUCCESSOR

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Nomad Foods Limited incorporated in this prospectus supplement and the accompanying prospectus by referenced to the Annual Report on Form 20-F for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Nomad Foods Europe Holdings Limited (previously known as Iglo Foods Holdings Limited) incorporated in this prospectus supplement and the accompanying prospectus by referenced to the Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The current address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, United Kingdom WC2N 6RH.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and information that we file in the future with the SEC will automatically update and supersede, as appropriate, this information. We incorporate by reference the documents listed below and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement, from their respective filing dates, and prior to the termination of this offering:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on March 30, 2017;

•	our reports on Form 6-K furnished to the SEC on May 3, 2017, May 17, 2017, May 25, 2017, June 7, 2017, June 12, 2017, June 19, 2017 and August 24, 2017 (2 filings), but solely to the extent of those items contained there that are specifically incorporated by reference into this registration statement as stated in such Form 6-K;

•	the description of our shares contained in the Registration Statements under the heading “Description of Share Capital” and as incorporated into our registration statement on Form 8-A12B filed with the SEC on December 28, 2015; and

•	with respect to the offering of the shares under this prospectus, (i) all subsequent annual reports on Form 20-F, Form 40-F, or Form 10-K, (ii) all subsequent filings on Forms 10-Q and 8-K filed and (iii ) any report on Form 6-K that so indicates it is being incorporated by reference into this registration statement, in each case, that we file with the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Notwithstanding the foregoing, we are not incorporating by reference any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Any statement contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed on March 30, 2017 contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with IFRS.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Nomad Foods Limited

No. 1 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

Attn: General Counsel

+(44) 208 918 3200

You should rely only on the information incorporated by reference or provided in this prospectus supplement. Neither we, the selling shareholders, nor the underwriter has authorized anyone else to provide you with different information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares offered under this prospectus supplement and the accompanying prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information included in the registration statement we filed. For further information regarding us and the ordinary shares, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8090. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in the British Virgin Islands, filed with and made public by any stock exchange or automated quotation system or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

PROSPECTUS

107,600,664 Ordinary Shares

1,500,000 Preferred Shares

This prospectus relates to the resale of up to 107,600,664 of our ordinary shares (“Ordinary Shares”) and 1,500,000 of our preferred shares (“Founder Preferred Shares” and together with the Ordinary Shares, the “Shares”), which may be offered for sale from time to time by the selling shareholders named in this prospectus, of which:

•	102,480,154 Ordinary Shares were issued by us to certain of the selling shareholders in public and private offerings and in connection with our acquisition of Iglo Foods Holdings Limited (the “Iglo Acquisition”) and Findus Sverige AB (the “Findus Acquisition”);

•	3,620,510 Ordinary Shares were issued by us to certain of the selling shareholders on January 12, 2016 in settlement of the annual dividend amount payable to our founder entities pursuant to the terms of the Founder Preferred Shares;

•	1,500,000 Ordinary Shares are issuable by us upon conversion of the Founder Preferred Shares by our founder entities pursuant to the terms of the Founder Preferred Shares; and

•	1,500,000 Founder Preferred Shares were issued by us to certain of the selling shareholders in connection with our initial public offering.

The selling shareholders may from time to time sell, transfer or otherwise dispose of any or all of their Shares in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 13 of this prospectus for more information.

Our Ordinary Shares are currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “NOMD”. On May 1, 2017, the closing price for our Ordinary Shares on the NYSE was $11.60 per ordinary share. There is no public market for our Founder Preferred Shares and the Founder Preferred Shares will not be listed for trading on any exchange.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.

Investing in our securities involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 2, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling shareholders may from time to time sell up to 107,600,664 Ordinary Shares and 1,500,000 Founder Preferred Shares in one or more offerings. This prospectus provides you with a general description of the securities that our selling shareholders may offer. Specific information about the offering may also be included in a prospectus supplement, which may update or change information included in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we, nor the selling shareholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling shareholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling shareholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling shareholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Shares offered under this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information included in the registration statement we filed. For further information regarding us and the Shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. The registration statement, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-202-551-8090. Copies of such materials are also available by mail from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) from which interested persons can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F. We also furnish to the SEC under cover of Form 6-K material information required to be made public in the British Virgin Islands, filed with and made public by any stock exchange or automated quotation system or distributed by us to our shareholders. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on March 30, 2017;

•	the consolidated carve out financial statements of Findus Sverige AB as of and for the years ended September 30, 2015, September 30, 2014 and September 30, 2013 contained in Registration Statement on Form F-1 (333-209572);

•	the description of our Shares contained in the Registration Statements under the heading “Description of Share Capital” and as incorporated into our registration statement on Form 8-A12B filed with the SEC on December 28, 2015; and

•	with respect to each offering of the Shares under this prospectus, (i) all subsequent annual reports on Form 20-F, Form 40-F, or Form 10-K, (ii) all subsequent filings on Forms 10-Q and 8-K filed and (iii) any report on Form 6-K that so indicates it is being incorporated by reference into this registration statement, in each case, that we file with the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Our Annual Report on Form 20-F for the fiscal year ended December 31, 2016 filed on March 30, 2017 contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with IFRS.

ii

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Nomad Foods Limited

No. 5 New Square

Bedfont Lakes Business Park

Feltham, Middlesex TW14 8HA

Attn: General Counsel

+(44) 208 918 3200

iii

PROSPECTUS SUMMARY

Nomad Foods Limited

We are the leading branded frozen food producer in Western Europe in terms of net sales value. We have leading market share in the fish, vegetables, meals and poultry industry market segments in our key markets (the United Kingdom, Italy, Germany, Sweden, France and Norway) and in several other markets across Europe, including Austria, Belgium, Spain, The Netherlands, Finland, Greece, Hungary, Ireland, Portugal, Switzerland and Denmark. Furthermore, this results in us holding the number one market share by retail value in Western Europe for those market segments.

Our brands are household names with long histories and local heritage in their respective markets. We have an efficient and centralized supply chain which is closely aligned with our geographic footprint, allowing us to optimize our supply arrangements and reduce distribution costs. We operate ten manufacturing plants, one in the United Kingdom, two in Germany, two in Norway, two in Sweden, one in Italy, one in France and one in Spain. We manufacture most of our products but outsource certain manufacturing processes, such as the processing of certain vegetables as well as most complete meal products. In addition, our distribution function is largely outsourced.

Our Birds Eye brand is marketed in the United Kingdom and Ireland, Findus is marketed in Italy, France, Spain and Scandinavia and Iglo is marketed in Germany and other continental European countries. Under these brands we manufacture and market frozen food products such as fish, vegetables, poultry and ready meals. Pursuant to our focus on our core “Must Win Battles”, we will advertise these brands, leveraging our local iconic brand assets.

Our principal executive offices are located at No. 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex TW14 8HA. Our telephone number is +(44) 208 918 3200.

RISK FACTORS

Any investment in the Shares is speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our reports on Form 6-K, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated or deemed to be incorporated by reference herein may constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. Forward-looking statements included in this annual report include statements regarding:

•	our intent to profitably grow our business through our strategic initiatives;

•	our intent to seek additional acquisition opportunities in food products and our expectation regarding competition for acquisitions;

•	our beliefs regarding our competitive strengths and ability to successfully compete in the markets in which we participate;

•	our expectations concerning consumer demand for our products, our future growth opportunities, market share and sales channels;

•	our future operating and financial performance;

•	the anticipated benefits of the Iglo Acquisition and Findus Acquisition;

•	our intent to settle any Founder Preferred Shares Annual Dividend Amount with equity;

•	our belief that we have sufficient spare capacity to accommodate future growth in our main product categories and to accommodate the seasonal nature of some of our products;

•	our intent to rely on some of the available foreign private issuer exemptions to the New York Stock Exchange (the “NYSE”) corporate governance rules;

•	the accuracy of our estimates and key judgments regarding certain tax matters and accounting valuations; and

•	our belief regarding our ability to comply with environmental, health and other applicable regulatory matters.

The forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein are based on assumptions that we have made in light of our management’s experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors that we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors include but are not limited to:

•	the anticipated benefits from the Iglo Acquisition and Findus Acquisition may take longer to realize and may cost more to achieve than expected;

•	the loss of any of our executive officers or members of our senior management team or other key employees;

•	the loss of any of our major customers or a decrease in demand for our products;

•	our ability to effectively compete in our markets;

•	changes in consumer preferences and our failure to anticipate and respond to such changes or to successfully develop and renovate products;

•	our ability to protect our brand names and trademarks;

•	economic conditions that may affect our future performance including exchange rate fluctuations;

•	fluctuations in the availability of food ingredients and packaging materials that we use in our products;

•	disruptions in our information technology systems, supply network, manufacturing and distribution facilities or our workforce or the workforce of our suppliers;

•	increases in operating costs, including labor costs, and our ability to manage our cost structure;

•	the incurrence of liabilities not covered by our insurance;

•	the loss of our foreign private issuer status;

•	the effects of reputational damage from unsafe or poor quality food products, particularly if such issues involve products we manufactured or distributed;

•	our failure to comply with, and liabilities related to, environmental, health and safety laws and regulations; and

•	changes in applicable laws or regulations.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors,” as well as in our most recent Annual Report on Form 20-F, and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

PRICE RANGE OF OUR ORDINARY SHARES

Our Ordinary Shares are currently listed for trading on the NYSE under the symbol “NOMD”. Our Ordinary Shares began trading on the London Stock Exchange (the “LSE”) on April 15, 2014 and were traded on the LSE until April 20, 2015 when trading was halted through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition. On January 12, 2016, Nomad Foods Limited (the “Company”) transferred its listing from the LSE to the NYSE. The following table sets forth the high and low reported sale prices of our ordinary shares as reported on the LSE and NYSE for the periods indicated:

	High	Low
Annual
2016 (January 5, 2016 – December 31, 2016)	$13.40	$6.40
2015 (April 1, 2015 – December 31, 2015) (2)	$23.11	$10.28
2014 (April 15, 2014-March 31, 2015)	$11.75	$9.75

Quarterly
2016
Fourth Quarter (October 1, 2016 – December 31, 2016)	$12.97	$9.00
Third Quarter (July 1, 2016 – September 30, 2016)	$12.39	$7.95
Second Quarter (April 1, 2016 – June 30, 2016)	$10.43	$7.85
First Quarter (January 1, 2016 – March 31, 2016) (1)	$13.40	$6.40

2015
Third Quarter (October 1, 2015 – December 31, 2015)	$17.40	$11.00
Second Quarter (July 1, 2015 – September 30, 2015)	$23.11	$15.50
First Quarter (April 1, 2015 – June 30, 2015) (2)	$22.10	$10.28

Most Recent Six Months
2017
May (through May 1, 2017)	$11.85	$11.57
April	$11.80	$10.77
March	$11.65	$10.40
February	$10.95	$10.17
January	$10.61	$9.61
2016
December	$9.86	$9.00
November	$12.44	$9.00

(1)	Issued trading on our Ordinary Shares began on the NYSE on January 5, 2016.
(2)	Trading in our Ordinary Shares was suspended on the LSE from April 20, 2015 through June 22, 2015 due to the announcement of the then-pending Iglo Acquisition.

On May 1, 2017, the closing price of our Ordinary Shares on the NYSE was $11.60. There is no public market for our Founder Preferred Shares and the Founder Preferred Shares will not be listed for trading on any exchange.

As of March 13, 2017, approximately 144,914,930 Ordinary Shares, representing approximately 79.6% of our outstanding Ordinary Shares, were held by approximately 3,385 United States record holders and all of our Founder Preferred Shares were held by 2 United States record holders.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholders identified in this prospectus may from time to time sell up to 107,600,664 Ordinary Shares and 1,500,000 Founder Preferred Shares in one or more offerings pursuant to this prospectus. We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until such time as all of the Shares covered by this prospectus have been disposed of pursuant to and in accordance with this registration statement.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization as of December 31, 2016. Because we will not be receiving any proceeds pursuant to the sale of any Shares by the selling shareholders, our capitalization table is not adjusted to reflect such sales. You should read the following table in conjunction with our financial statements, which are incorporated by reference into this prospectus.

(€ in millions)	As of December 31, 2016
Senior debt and other loans	964.2
Senior Secured Notes due 2020	500 .0

Total debt (1)	1,464.2

Equity:
Capital reserve	1,800.7
Founder Preferred Shares Dividend reserve	493.4
Other reserves	93 .4
Accumulated deficit	(485.0)

Total equity	1,902.5

Total capitalization	3,366.7

(1)	Figures exclude capitalized borrowing costs.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any Shares by the selling shareholders.

The selling shareholders will receive all of the net proceeds from the sale of any Shares offered by them under this prospectus. The selling shareholders will pay any underwriting discounts and commissions and expenses incurred by the selling shareholders for brokerage, accounting, tax, legal services or any other expenses incurred by the selling shareholders in disposing of these Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus.

DIVIDEND POLICY

We have not declared or paid any dividends on our Ordinary Shares since our inception on April 1, 2014, and have no current plans to pay dividends on our Ordinary Shares. The declaration and payment of future dividends to holders of our Ordinary Shares will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors deemed relevant by our board of directors. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur.

The Founder Preferred Shares are entitled to receive an annual stock dividend based on the market price of our Ordinary Shares if such market price exceeds certain trading price minimums and to participate in any dividends declared on the Ordinary Shares.

SELLING SHAREHOLDERS

This prospectus covers the public resale of the Shares owned by the selling shareholders named below. Such selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them. The selling shareholders, however, make no representations that the Shares will be offered for sale. The tables below present information regarding the selling shareholders and the Shares that each such selling shareholder may offer and sell from time to time under this prospectus.

Generally, the Ordinary Shares being registered by the selling shareholders represent Ordinary Shares issued (i) in our initial public offering in the United Kingdom in April 2014 to U.S. Persons (the “2014 Offering”), (ii) in a private placement that we completed in May 2015, (iii) in a private placement that we completed in July 2015, (iv) in connection with the Iglo Acquisition and the Findus Acquisition or (v) in settlement of the annual dividend amount payable to our founder entities pursuant to the terms of the Founder Preferred Shares. Ordinary Shares issued to non-U.S. Persons in the 2014 Offering and Ordinary Shares purchased by the selling shareholders on the London Stock Exchange are not restricted securities, are freely tradeable under the Securities Act and do not require registration hereunder.

Unless otherwise indicated, all information with respect to ownership of our Shares of the selling shareholders has been furnished by or on behalf of the selling shareholders and is as of March 15, 2017. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the tables below, the selling shareholders have sole voting and dispositive power with respect to the Shares reported as beneficially owned by them. Because the selling shareholders identified in the tables may sell some or all of the Shares owned by them which are included in this prospectus, and because, except as set forth herein, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the number of Shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the Shares they hold in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the Shares owned beneficially by them that are covered by this prospectus, but will not sell any other Ordinary Shares that they presently own. However, we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the Shares by any of the selling shareholders.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days.

The following table sets forth:

•	the name of each selling shareholder holding Ordinary Shares;

•	the number of Ordinary Shares beneficially owned by each selling shareholder prior to the sale of the Ordinary Shares covered by this prospectus;

•	the number of Ordinary Shares that may be offered by each selling shareholder pursuant to this prospectus;

•	the number of Ordinary Shares to be beneficially owned by each selling shareholder following the sale of the Ordinary Shares covered by this prospectus; and

•	the percentage of our issued and outstanding Ordinary Shares to be owned by each selling shareholder before and after the sale of the Ordinary Shares covered by this prospectus (based on 182,088,622 Ordinary Shares issued and outstanding as of March 28, 2017).

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering	Percent of Outstanding Shares Beneficially Owned Before Sale of Shares		Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Shares Beneficially Owned After Sale of Shares

Alejandro San Miguel(1)	47,620		*	47,620	—		*
Alun Cathcart(2)(3)	47,500		*	47,500	—		*
Alyeska Master Fund, LP(4)	588,237		*	588,237	—		*
Alyeska Master Fund 2, LP(5)	411,763		*	411,763	—		*
Amos Weltsch(1)	22,474		*	22,474	—		*
Anupkumar Patel(1)	47,620		*	47,620	—		*
Benjamin Pass(1)	66,667		*	66,667	—		*
Berggruen Holdings North America Ltd.(6)	3,809,524	2.1		3,809,524	—		*
Berggruen Investments, Ltd.(7)	952,381		*	952,381	—		*
Birds Eye Iglo Limited Partnership Inc(8)	13,743,094	7.5		13,743,094	—		*
BlackRock, Inc.(9)(10)	2,063,408	1.1		2,063,408	—		*
Corvex Master Fund LP(11)	17,430,522	9.6		14,532,687	2,897,835	1.6
Guy Yamen(2)	47,500		*	47,500	—		*
Ionic Event Driven Master Fund Ltd(12)	1,510,258		*	92,910	1,417,348		*
JFI-SPAC, LLC(13)	30,734		*	30,734	—		*
Entities Affiliated with Kingdon Capital Management, L.L.C.
Kingdon Associates(14)	534,109		*	534,109	—		*
Kingdon Family Partnership, L.P.(14)	104,440		*	104,440	—		*
M. Kingdon Offshore Master Fund L.P.(14)	590,201		*	590,201	—		*
Entities Affiliated with Levin Capital Strategies, LP
Levcap Alternative Fund, LP**(15)	80,628		*	80,628	—		*
Neuberger Berman Absolute Return Multi Manager Fund**(15)	36,229		*	36,229	—		*
Neuberger Berman Absolute Return Multi Strategy UCITS Fund**(15)	9,566		*	9,566	—		*
Ulysses Offshore Fund, Ltd.(15)	25,835		*	25,835	—		*
Ulysses Partners, LP(15)	112,854		*	112,854	—		*
Lighthouse Pledgeco S.À R.L (16)	8,378,380	4.6		8,378,380	—		*
Lord Myners of Truro CBE(3)(17)	72,028		*	63,333	—		*
Mariposa Acquisition II, LLC(18)	5,691,208	3.1		5,691,208	—		*
Michael Fascitelli	28,572		*	28,572	—		*
Olidipoli Sprl(3)(19)	2,380,953	1.3		2,380,953	—		*
Pershing Square Funds(20)	33,333,334	18.3		33,333,334	—		*
Pope Trading, LLC(21)	505,677		*	505,677	—
Entities Affiliated with Putnam Investments
The International Investment Funds – Putnam Global Core Equity Fund**(22)	29,599		*	3,807	25,792		*

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering	Percent of Outstanding Shares Beneficially Owned Before Sale of Shares		Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Shares Beneficially Owned After Sale of Shares
London Life Global Equity Fund 2.05L**(22)	150,105		*	11,808	138,297		*
Putnam Asset Allocation Funds – Putnam Dynamic Asset Allocation Balanced Fund**(23)	18,291		*	1,587	16,704		*
Putnam Asset Allocation Funds – Putnam Dynamic Asset Allocation Growth Fund**(23)	22,918		*	1,945	20,973		*
Putnam Global Equity Fund**(23)	482,479		*	38,523	443,956		*
Putnam International Growth Equity Trust**(22)	75,058		*	8,467	66,591		*
Putnam Investment Funds – Putnam International Growth Fund**(23)	120,017		*	15,088	104,929		*
Putnam Variable Trust – Putnam VT Global Asset Allocation Fund**(23)	1,031		*	154	811		*
Putnam Variable Trust – Putnam VT Global Equity Fund**(23)	98,850		*	8,261	90,589		*
Putnam Variable Trust – Putnam VT International Growth Fund**(23)	16,485		*	2,122	14,363		*
Seasons Series Trust (Sun America) – Asset Allocation: Diversified Growth Portfolio**(24)	937		*	126	811		*
Samlyn Offshore Master Fund, Ltd(25)	3,818,208	2.1		1,947,710	1,870,498	1.0
Samlyn Onshore Fund, LP(25)	1,484,800		*	967,890	516,910		*
Scott Sublett(1)	19,048		*	19,048	—		*
Sheffield International Partners Master, Ltd.(26)	2,610,563	1.4		150,000	2,460,563	1.4
Third Point LLC(27)	10,650,000	5.8		10,250,000	400,000		*
TOMS Acquisition I LLC(28) (29)	3,810,255	2.1		3,810,255	—		*
TOMS Capital Investments LLC(29)	1,880,953	1.0		1,880,953	—		*
Entities Affiliated with Twin Capital Management LLC
Twin Master Fund, Ltd.(30)	93,058		*	53,211	39,847		*
HFR ED Twin Securities Master Trust(31)	12,669		*	5,985	6,684		*
Lyxor/Twin Offshore Fund Limited(32)	10,871		*	8,656	2,215		*
P Twin Ltd.(33)	81,384		*	35,630	45,754		*

*	Denotes less than 1% of shares outstanding.
**	Denotes a selling shareholder that is affiliated with a broker-dealer. The selling shareholder has certified that it purchased the Ordinary Shares in the ordinary course of business and that, at the time of the purchase of the Ordinary Shares, it had no agreements or understandings, directly or indirectly, with any person to distribute the Ordinary Shares.
(1)	The address of the selling shareholder is c/o Toms Capital LLC, 450 W. 14th Street, 13th Floor, New York, NY 10014.

(2)	Includes 37,500 Ordinary Shares granted pursuant to a five-year option that expires on June 2, 2020 at a purchase price of $11.50 per share.
(3)	The address of the selling shareholder is c/o Nomad Foods Limited, No. 5 New Square, Bedfont Lakes Business Park, Feltham, Middlesex TW14 8HA.
(4)	The selling shareholder is a private fund controlled by its general partner, Alyeska Investment Group, LLC (the “General Partner”), which has appointed Alyeska Investment Group, L.P. (the “Investment Manager”) to act as its investment manager. Anand Parekh, the managing member of the General Partner and the sole member of the Board of Directors of the general partner of the Investment Manager, is the natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder. The address of the selling shareholder is c/o Alyeska Investment Group, L.P., 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(5)	The selling shareholder is a private fund controlled by its general partner, Alyeska Fund 2 GP, LLC (the “General Partner”), which has appointed Alyeska Investment Group, L.P. (the “Investment Manager”) to act as its investment manager. Anand Parekh, the managing member of the sole member of the General Partner and the sole member of the Board of Directors of the Investment Manager, is the natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder. The address of the selling shareholder is c/o Alyeska Investment Group, L.P., 77 West Wacker Drive, 7th Floor, Chicago, IL 60601.
(6)	The selling shareholder is a direct subsidiary of Berggruen Holdings Ltd (“BHL”). All of the shares of BHL are owned by the Nicolas Berggruen Charitable Trust. The trustee of the Nicolas Berggruen Charitable Trust is Maitland Trustees Limited, a BVI corporation holding a Class II Trust License issued under the BVI Banks and Trust Companies Act, acting as an institutional trustee in the ordinary course of business with full control of BHL. The directors of Maitland Trustees Limited are C.C. Bird, A.H. Markham, S.H. McDiarmid, R.A. Quinn, and K.I. Brown. The address of the selling shareholder is c/o Berggruen Holdings Inc., 250 West 55th Street, Suite 13D, New York, NY 10019.
(7)	The person with voting or investment control over the Ordinary Shares held by Berggruen Investments Limited (“BIL”), the selling shareholder, is the director of BIL, namely Solon Director Limited, a Bahamas corporation with the sole purpose of acting as corporate director. The directors of Solon Director Limited are C.C. Bird and M.E. Solomon. All of the shares of BIL are owned by the NB Trust. The trustee of the NB Trust is Maitland Trustees (IOM) Limited, an Isle of Man corporation, acting as an institutional trustee in the ordinary course of business with full control of BIL. The directors of Maitland Trustees (IOM) Limited are C.C. Bird, A.H. Markham, S.H. McDiarmid, R.A. Quinn, and K.I. Brown. The address of the selling shareholder is c/o Berggruen Holdings Inc., 250 West 55th Street, Suite 13D, New York, NY 10019.
(8)	The selling shareholder, Birds Eye Iglo Limited Partnership Inc (“BEILP”), acts through its general partner, Liberator GP Limited (“Liberator”), which is held or controlled by the Permira Funds (as defined below) as follows: (i) 24.88% held by Permira Europe III L.P.1 (“P III 1”), whose general partner is Permira Europe III G.P. L.P. (“Permira III GP”); (ii) 71.80% by Permira Europe III L.P.2 (“P III 2”), whose general partner is Permira III GP; (iii) 0.94% by Permira Europe III GmbH & Co K.G. (“P III GmBH” and, together with P III 1 and P III 2, the “Permira Funds”), whose managing partner is Permira III GP. Permira III GP may be deemed to have investment powers and beneficial ownership with respect to Permira Funds’ interests in Liberator and Liberator’s interests in BEILP, in each case, by virtue of Permira III GP being general partner or managing partner, as applicable of both P III 1, P III 2 and P III GmBH and by virtue of co-investment arrangements between the entities comprising the Permira Funds, but disclaims beneficial ownership of such interests.

Permira III GP is managed by its general partner, Permira Europe III G.P. Limited (“P III Limited”). P III Limited in its capacity as general partner of P III GP and in its capacity as such may be deemed to have investment powers and beneficial ownership of the Permira Funds’ interests in Liberator and Liberator’s interests in BEILP, but disclaims beneficial ownership of such interests. P III Limited is owned by Permira Holdings Limited (“Permira Holdings”). Due to its ownership of P III Limited, Permira Holdings may be deemed to have investment powers and beneficial ownership of the Permira Funds’ interests in Liberator and Liberator’s interests in BEILP, but disclaims beneficial ownership of such interests.

Tom Lister, Kurt Björklund, Benoit Vauchy, Ulrich Gasse, Paul Cutts, Nigel Carey and Vic Holmes are directors of Permira Holdings, the parent company of P III Limited, and, as such, may be deemed to have beneficial ownership of the Permira Funds’ interests in Liberator and Liberator’s interests in BEILP. Each of the directors disclaims beneficial ownership of such interests. The address of the selling shareholder, acting through its general partner, Liberator, and its managing partner, Liberator Managing Partner Limited, is Trafalgar Court, St Peter Port, Guernsey.

(9)	The registered holders of 1,703,589 of the referenced shares are, respectively, BlackRock US Opportunities Fund, BlackRock Global Funds - US Small & MidCap Opportunities Fund, BlackRock US Opportunities Portfolio, a series of BlackRock Funds, BlackRock Global Opportunities Equity Trust, BlackRock International Growth and Income Trust, BlackRock International Opportunities Portfolio, BlackRock Global Opportunities Portfolio, BlackRock Global Opportunities V.I. Fund, Global Multi-cap Equity Fund B, International Multi-cap Equity Fund, BlackRock Global Funds - Global Opportunities Fund, and BlackRock Global Equity Fund - Higher Performance Portfolio. BlackRock, Inc. is the ultimate parent holding company of the investment adviser entities which manage the aforementioned funds. On behalf of such investment adviser entities, Ian Jamieson, as a managing director of such entities, has voting and investment power over 1,703,589 of the referenced shares. Ian Jamieson expressly disclaims beneficial ownership of all such shares. The address of the funds, the investment adviser entities and Ian Jamieson is 55 East 52nd Street, New York, NY 10055.

Ordinary Shares being registered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(10)	The registered holders of 359,819 of the referenced shares are, respectively, Global SmallCap Portfolio of Managed Account Series, BlackRock Global SmallCap Fund, Inc., BlackRock Global Small Cap Fund and BlackRock Global Funds - Global Small Cap Fund. BlackRock, Inc. is the ultimate parent holding company of the investment adviser entities which manage the aforementioned funds. On behalf of such investment adviser entities, John Coyle (for the avoidance of doubt, not the John Coyle who is our director) and Murali Balaraman, as managing directors of such entities, have voting and investment power over 359,819 of the referenced shares. John Coyle and Murali Balaraman expressly disclaim beneficial ownership of all such shares. The address of the funds, the investment adviser entities and John Coyle and Murali Balaraman is 1 University Square Drive, Princeton, NJ 08540-6455.

Ordinary Shares being registered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(11)	Corvex Master Fund LP (the “Fund”) is a Cayman Islands limited partnership, the general partner of which is controlled by Keith Meister. Corvex Management LP, a Delaware limited partnership (“Corvex Management”) whose general partner is controlled by Mr. Meister, serves as investment adviser to the Fund. Corvex Management and Mr. Meister may be deemed to beneficially own the Ordinary Shares held by the Fund. The address of the selling shareholder is c/o Corvex Management LP, 667 Madison Avenue, New York, NY 10065.
(12)	The natural persons with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder are Bart Baum, Adam Radosti and Daniel Stone. Each of Messrs. Baum, Radosti and Stone disclaim beneficial ownership of the Ordinary Shares held by the selling shareholder except to the extent of their pecuniary interest therein. The address of the selling shareholder is c/o Ionic Capital Management LLC, 475 Fifth Avenue, 9th Floor, New York, NY 10017.
(13)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is J. Robert Small. The address of the selling shareholder is 152 W. 57th Street, 56th Floor, New York, NY 10019.
(14)

Kingdon Capital Management, L.L.C., a Delaware limited liability company (“Kingdon Capital Management”), serves as investment manager to the selling shareholder. In such capacity, Kingdon Capital Management may be deemed to have voting and discretionary power over the Ordinary Shares held by the selling shareholder. Mark Kingdon, the managing member of Kingdon Capital Management, is the natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder.

The address of the selling shareholder is c/o Kingdon Capital Management, LLC, 152 West 57th Street, 50th Floor, New York, NY 10019.
(15)	The natural persons with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder are Sam Hendel and John A. Levin. The address of the selling shareholder is c/o Levin Capital Strategies, LP, 595 Madison Ave, 17th Floor, New York, NY 10022.
(16)	The natural persons with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder are William John Showalter, as class A manager and Claudia Dinis and Intertrust Management (Luxembourg) S.à r.l. as class B managers. One class A manager together with one class B manager, have control over the day to day affairs and management of the selling shareholder. The address of the selling shareholder is 6, rue Eugène Ruppert, L-2453 Luxembourg.
(17)	Includes 50,000 Ordinary Shares issuable pursuant to a five-year option that expires on June 2, 2020 at a purchase price of $11.50 per share. Excludes 11,136 Ordinary Shares issuable under currently outstanding equity awards issued under the Company’s Long Term 2015 Incentive Plan, all of which will vest on the earlier of (i) the date of the Company’s annual meeting of shareholders in 2017 or (ii) July 16, 2017.
(18)	Includes (i) 4,941,208 Ordinary Shares and (ii) 750,000 Ordinary Shares underlying Founder Preferred Shares. The natural person with ultimate voting or investment control over the Shares held by the selling shareholder is Martin E. Franklin. Mr. Franklin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the selling shareholder is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139.
(19)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is Stéfan Descheemaeker.
(20)	Pershing Square, as the investment adviser to Pershing Square, L.P., a Delaware limited partnership (“PSLP”), Pershing Square II, L.P., a Delaware limited partnership (“PSII”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PSINTL”), and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PSLP, PSII and PSINTL, the “Pershing Square Funds”), may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. As the general partner of Pershing Square, PS Management GP, LLC, a Delaware limited liability company (“PS Management”), may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. By virtue of William A. Ackman’s position as the Chief Executive Officer of Pershing Square and managing member of PS Management, William A. Ackman may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares held by the Pershing Square Funds. The address of the Pershing Square Funds is c/o Pershing Square Capital Management, L.P., 888 Seventh Avenue, New York, NY 10019.
(21)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is Laurence Benedict. The address of the selling shareholder is 7284 West Palmetto Park Road, Boca Raton, FL 33496.
(22)	The selling shareholder’s account is managed, including dispositive and voting power over the Ordinary Shares, by The Putnam Advisory Company, LLC, which through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company. The natural persons with ultimate voting or investment control over the Ordinary Shares held by the applicable selling shareholder are the portfolio managers as follows: (i) The International Investment Funds - Putnam Global Core Equity Fund and London Life Global Equity Fund 2.05L: Richard Shepherd Perkins; and (ii) Putnam International Growth Equity Trust: Jeff B. Sacknowitz. The address of the selling shareholder is c/o Putnam Investments, One Post Office Square, Boston, MA 02109.
(23)

The selling shareholder is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is managed, including dispositive power over the Ordinary Shares, by Putnam Investment Management, LLC, which through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company. The natural persons with ultimate investment control over the Ordinary Shares held by the applicable selling shareholder are the portfolio managers as follows: (i) Putnam Investment Funds - Putnam International Growth Fund, Putnam

Variable Trust - Putnam VT Global Asset Allocation Fund, Putnam Variable Trust - Putnam VT International Growth Fund, Putnam Asset Allocation Funds - Putnam Dynamic Asset Allocation Balanced Fund, and Putnam Asset Allocation Funds - Putnam Dynamic Asset Allocation Growth Fund: Jeff B. Sacknowitz; and (ii) Putnam Global Equity Fund and Putnam Variable Trust - Putnam VT Global Equity Fund: Richard Shepherd Perkins. The Board Policy and Nominating Committee of the board of trustees (consisting of John A. Hill, Kenneth R. Leibler, Robert E. Patterson, George Putnam, III, Paul L. Joskow, and Jameson A. Baxter ) of each selling shareholder has sole voting power over the shares of each selling shareholder. The address of the selling shareholder is c/o Putnam Investments, One Post Office Square, Boston, MA 02109.
(24)	The selling shareholder is a mutual fund registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940, as amended, whose account is managed, including dispositive power over the securities, by Putnam Investment Management, LLC, which through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly traded company. The natural person with ultimate investment control over the Ordinary Shares held by the applicable selling shareholder is the portfolio manager, Jeff B. Sacknowitz. The address of the selling shareholder is c/o Putnam Investments, One Post Office Square, Boston, MA 02109.
(25)	The names of persons who have voting or investment control over the Ordinary Shares held by the selling shareholder are Samlyn Capital, LLC, and its manager, Robert Pohly. Mr. Pohly disclaims any such beneficial ownership of the Shares. The address of the selling shareholder is c/o Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, NY 10022.
(26)	Sheffield Asset Management, L.L.C. (“Sheffield Asset Management”) serves as investment manager of the selling shareholder. The natural persons with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder are Brian J. Feltzin and Craig C. Albert. The address of the selling shareholder is 900 N. Michigan Avenue, Suite 2000, Chicago, IL 60611.
(27)	Based upon a Schedule 13G/A filed on February 13, 2017 by the selling shareholder. Includes Ordinary Shares that Third Point LLC may be deemed to beneficially own by virtue of its position as investment manager or adviser to a variety of hedge funds and managed accounts. The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is Daniel Loeb. The address of the selling shareholder is 390 Park Avenue, New York, NY 10022.
(28)	Includes 750,000 Ordinary Shares underlying Founder Preferred Shares.
(29)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is Noam Gottesman. Mr. Gottesman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the selling shareholder is c/o Toms Capital LLC, 450 W. 14th Street, 13th Floor, New York, NY 10014.
(30)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is David J. Simon. The address of the selling shareholder is c/o Twin Capital Management LLC, 250 West 55th Street, New York, NY 10019.
(31)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is John M. Klimek. The address of the selling shareholder is 65 Front Street, Hamilton, HM12, Bermuda.
(32)	The natural person with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder is Mr. Daniele Spada. The address of the selling shareholder is A8 Esplanade, St Helier.
(33)	The natural persons with ultimate voting or investment control over the Ordinary Shares held by the selling shareholder are Dion Thompson, Bernard Kemp, Trinda Blackmore and Andrew Linford. The address of the selling shareholder is c/o Twin Capital Management, 250 West 55th Street, New York, NY 10019.

The following table sets forth:

•	the name of each selling shareholder holding Founder Preferred Shares;

•	the number of Founder Preferred Shares beneficially owned by each selling shareholder prior to the sale of the Founder Preferred Shares covered by this prospectus;

•	the number of Founder Preferred Shares that may be offered by each selling shareholder pursuant to this prospectus;

•	the number of Founder Preferred Shares to be beneficially owned by each selling shareholder following the sale of the Founder Preferred Shares covered by this prospectus; and

•	the percentage of our issued and outstanding Founder Preferred Shares to be owned by each selling shareholder before and after the sale of the Founder Preferred Shares covered by this prospectus (based on 1,500,000 Founder Preferred Shares issued and outstanding as of March 28, 2017).

Name of Selling Shareholder	Number of Shares Beneficially Owned Prior to this Offering	Percent of Outstanding Shares Beneficially Owned Before Sale of Shares	Number of Shares Available Pursuant to this Prospectus	Number of Shares Beneficially Owned After Sale of Shares	Percent of Outstanding Shares Beneficially Owned After Sale of Shares

Mariposa Acquisition II, LLC (1)	750,000	50	750,000	—	—
TOMS Acquisition I LLC (2)	750,000	50	750,000	—	—

(1)	The natural person with ultimate voting or investment control over the Founder Preferred Shares held by the selling shareholder is Martin E. Franklin. Mr. Franklin disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the selling shareholder is 500 South Pointe Drive, Suite 240, Miami Beach, FL 33139.
(2)	The natural person with ultimate voting or investment control over the Founder Preferred Shares held by the selling shareholder is Noam Gottesman. Mr. Gottesman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the selling shareholder is c/o Toms Capital LLC, 450 W. 14th Street, 13th Floor, New York, NY 10014.

Except for being holders of our securities listed in the tables above, none of the selling shareholders has had any position, office or other material relationship with us since our inception in April 2014, except for (i) Mariposa Acquisition II, LLC and TOMS Acquisition I LLC and TOMS Capital Investments LLC as described under the heading “Related Party Transactions” in our most recent Annual Report on Form 20-F, (ii) Pershing Square Capital Management L.P., of which our director, Brian Welch is a Partner, (iii) Birds Eye Iglo Limited Partnership Inc., an affiliate of Permira Advisors LLP, of which our former director John Coyle is a Partner, and (iv) Olidipoli Sprl, a company owned by our CEO and director Stéfan Descheemaeker.

The selling shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act with respect to the Shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation.

Additional selling shareholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the tables above by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the tables above by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its Shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any stock exchange, market or trading facility on which the

Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such Shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of their Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Shares in the course of hedging the positions they assume. The selling shareholders may also sell Shares short and deliver these securities to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the Shares offered by them will be the purchase price of such Shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of the Shares.

The selling shareholders also may resell all or a portion of their Ordinary Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Ordinary Shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Ordinary Shares offered by this prospectus.

EXPENSES

We estimate the fees and expenses to be incurred by us in connection with the resale of the ordinary shares in this offering, other than underwriting discounts and commissions, to be as follows:

SEC registration fee	$154,726	(1)
Legal fees and expenses	$50,000
Accounting fees and expenses	$18,750
Miscellaneous expenses	$20,000
Total	$243,476

(1)	Previously paid in connection with the filing of the Registration Statements.

All amounts are estimated except the SEC registration fee.

LEGAL MATTERS

The validity of the Shares offered by this prospectus was passed upon for us by Ogier, Tortola, British Virgin Islands. The Company has been advised on U.S. securities matters by Greenberg Traurig, P.A.

EXPERTS—PREDECESSOR AND SUCCESSOR

The financial statements of Nomad Foods Limited as of December 31, 2016 and for the twelve months ended December 31, 2016, at and as of December 31, 2015 and for the nine months ended December 31, 2015, and the twelve months ended March 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2016, incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Nomad Foods Europe Holdings Limited (previously known as Iglo Foods Holdings Limited) for the five months ended May 31, 2015 and for the year ended December 31, 2014, incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2016, have been so incorporated in reliance on the report of Pricewaterhouse Coopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

EXPERTS—FINDUS

The consolidated carve-out financial statements for Findus Sverige AB as of and for the year ended September 30, 2015, September 30, 2014 and September 30, 2013, incorporated by reference in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The current address of PricewaterhouseCoopers LLP is 1 Embankment Place, London, United Kingdom WC2N 6RH.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated and currently existing under the laws of the British Virgin Islands. In addition, certain of our directors and officers reside outside of the United States and most of the assets of our non-U.S. subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in United States courts against us or those persons based on the civil liability or other provisions of the United States securities laws or other laws.

In addition, uncertainty exists as to whether the courts of the British Virgin Islands would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in the British Virgin Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Ogier, Tortola, British Virgin Islands, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the United States securities laws, would not be automatically enforceable in the British Virgin Islands. We have also been advised by Ogier that any final and conclusive monetary judgment for a definite sum obtained against us in

United States courts would be treated by the courts of the British Virgin Islands as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

•	the British Virgin Islands courts had jurisdiction over the matter and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

•	the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations;

•	the judgment was not procured by fraud;

•	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the United States securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the British Virgin Islands court making such decision.

33,333,334 Ordinary Shares

Prospectus Supplement

Credit Suisse

                    , 2017